UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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NXP Semiconductors N.V.

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NOTICE OF AND AGENDA FOR 2020

ANNUAL GENERAL MEETING OF SHAREHOLDERS

April [    ], 2020

Dear Shareholders:

I invite you to attend the 2020 Annual General Meeting of Shareholders (the “Annual General Meeting” or “AGM”) of NXP Semiconductors N.V. (“we,” “us,” “our” or the “Company”), which will be held on Wednesday, May 27, 2020 at 2:00 pm. Central European Time at the Head Office of the Company, High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands.

At the Annual General Meeting, we will discuss, and the Company’s shareholders will vote on, the following items of business:

Item 1	Adoption of the 2019 statutory annual accounts

Item 2	Discharge the members of the Company’s Board of Directors (the “Board”) for their responsibilities in the fiscal year ended December 31, 2019

Item 3	(Re-)appointment of the ten directors named in this proxy statement

Item 4	Authorization of the Board to issue ordinary shares of the Company (“ordinary shares”) and grant rights to acquire ordinary shares

Item 5	Authorization of the Board to restrict or exclude pre-emption rights accruing in connection with an issue of shares or grant of rights

Item 6	Authorization of the Board to repurchase ordinary shares

Item 7	Authorization of the Board to cancel ordinary shares held or to be acquired by the Company

Item 8	Appointment of Ernst & Young Accountants LLP as our independent auditors for a three-year period, starting with the fiscal year ending December 31, 2020

Item 9	Determination of the remuneration of the members and Chairs of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board

Item 10	Amendment of the Company’s Articles of Association

Item 11	Non-binding, advisory vote to approve Named Executive Officer compensation

Item 12	Non-binding, advisory vote on the frequency of future shareholder advisory votes on Named Executive Officer compensation

In addition to the above voting items, and as required under Dutch corporate law, we will also have a discussion of the implementation of the remuneration policy for our Board, and a discussion of the dividend and reservation policy. We will also consider any other business that properly comes before the Annual General Meeting. None of the proposals require the approval of any other proposal to become effective. We intend that this notice of the Annual General Meeting and the accompanying proxy materials will first be made available to you on or about April [    ], 2020.

At the Annual General Meeting we will also present the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2019. If any other matters properly come before the Annual General Meeting the persons named in the proxy card will vote in their discretion the shares represented by all properly executed proxies. In accordance with Dutch corporate law and our articles of association, the record date for determining those shareholders entitled to notice of, and to vote at, the Annual General Meeting has been set at April 29, 2020.

NOTICE OF AND AGENDA FOR 2020

ANNUAL GENERAL MEETING OF SHAREHOLDERS (continued)

YOUR VOTE IS VERY IMPORTANT. Please read this proxy statement and the accompanying proxy materials. Whether or not you plan to attend the Annual General Meeting, please submit your proxy card or voting instructions as soon as possible. On or about April [    ], 2020, we will mail a notice to our shareholders containing instructions on how to access our proxy materials and submit your proxy card or voting instructions. The notice will also include instructions on how you can receive a printed copy of your proxy materials.

By order of the Board of Directors of NXP Semiconductors N.V.,

Jennifer B. Wuamett

Secretary

Eindhoven, The Netherlands

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 27, 2020

This proxy statement and the accompanying proxy card are first being made available on or about April [    ], 2020. This proxy statement and our 2019 Annual Report on Form 10-K and the 2019 Statutory Annual Report are available on our website at investors.nxp.com by clicking “Corporate Governance”, then “Annual Meeting”.

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TABLE OF CONTENTS (continued)

ITEM 6: AUTHORIZATION OF THE BOARD TO REPURCHASE ORDINARY SHARES OF THE COMPANY	29

ITEM 7: AUTHORIZATION OF THE BOARD TO CANCEL THE COMPANY’S ORDINARY SHARES HELD OR TO BE ACQUIRED	29

ITEM 8: APPOINTMENT OF ERNST & YOUNG ACCOUNTANTS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR A THREE-YEAR PERIOD, STARTING WITH THE 2020 FISCAL YEAR	30

Independent Registered Public Accounting Firm	30

Auditors’ Fees	30

Audit Committee Pre-Approval Policies	31

ITEM 9: REMUNERATION OF THE MEMBERS AND CHAIRS OF THE AUDIT COMMITTEE, THE COMPENSATION COMMITTEE, AND THE NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD	31

ITEM 10: AMENDMENT OF THE COMPANY’S ARTICLES OF ASSOCIATION	32

ITEM 11: NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	33

EXECUTIVE OFFICERS	33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35

EXECUTIVE COMPENSATION	37

Compensation Discussion & Analysis	37

Compensation Philosophy	38

Key Practices in Determining Executive Compensation	39

Proactive Shareholder Engagement	40

Key Components of Our Executive Compensation Program	40

Peer Group	41

2019 Compensation Decisions	42

Executive Share Ownership Guidelines	46

Other Practices & Guidelines	46

Employment Arrangements of Named Executive Officers	46

Key Policies and Practices	47

Compensation Practices and Risk	48

Governance	49

Compensation Committee Report	50

Summary Compensation Table	51

Grants of Plan-Based Awards Table	52

Outstanding Equity Awards at Year-End Table	53

Option Exercises and Stock Vested Table	55

Pension Benefits	55

Potential Payments upon Termination or Change of Control	55

CEO Pay Ratio Disclosure	57

Equity Compensation Plan Information	58

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TABLE OF CONTENTS (continued)

ITEM 12: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION	59

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	60

Related Party Transactions	60

REPORT OF THE AUDIT COMMITTEE	60

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL GENERAL MEETING	61

OTHER MATTERS	61

APPENDIX A: Reconciliation of Non-GAAP Measures	A-1

iii

GENERAL INFORMATION

The Board of Directors (the “Board”) of NXP Semiconductors N.V. (“we”, “our”, “us”, “NXP” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted at NXP’s Annual General Meeting of Shareholders (the “Annual General Meeting” or the “AGM”) on Wednesday, May 27, 2020. We are requesting your vote on the proposals described in this proxy statement.

NXP will pay the entire cost of soliciting proxies. Our directors, officers and employees, without additional compensation, may also solicit proxies or votes in person, by telephone or by electronic communication. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of NXP’s common shares, €0.20 par value (the “common shares”). In addition, we have retained Mackenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $18,500 plus reasonable expenses.

All shareholders as of the close of business on April 29, 2020 (the “Record Date”) are authorized to attend the Annual General Meeting and all of NXP’s outstanding common shares owned as of the Record Date may be voted. As of March 29, 2020, there were 279,001,118 common shares issued and outstanding and there were no other voting securities outstanding. Persons that wish to attend the AGM must notify the Board of their intention to do so no later than May 20, 2020, one week prior to the date of the meeting, by submitting their name and number of ordinary shares (beneficially) owned to NXP Semiconductors N.V., High Tech Campus 60, 5656 AG Eindhoven, The Netherlands, Attention: Secretary, or by sending an email with such information to nxp.agm@nxp.com. All attendees must be prepared to provide a valid proof of identity for admittance, such as a driver’s license or passport. The additional items that attendees must bring depends on whether they are shareholders of record, beneficial owners or proxy holders. Shareholders holding their shares through a broker must bring proof of beneficial ownership as of the Record Date, such as an account statement reflecting their share ownership on or prior to the Record Date, a copy of the voting instruction form provided by their broker or similar evidence of ownership in order to obtain admittance to the Annual General Meeting. No cameras or other recording equipment will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the AGM may prevent shareholders from being admitted to the AGM.

Coronavirus (COVID-19) outbreak

In view of the coronavirus (COVID-19) pandemic and the public health and safety measures implemented and recommended in connection with this outbreak, we are considering precautionary measures to limit risks for employees, shareholders and other stakeholders. Given the presence of COVID-19 in the Netherlands, and the regulations restricting public gatherings announced by the Dutch government on March 23, 2020, we currently anticipate that no shareholders or their representatives will attend the AGM in person. It is possible that shareholders who seek to attend the AGM in person will be denied entry. We encourage you to vote your shares prior to the AGM. We kindly refer you to the section “Voting Procedures” for more details on how to exercise your shareholder voting rights.

To allow shareholders to follow the proceedings of the AGM, we will provide an audio- or webcast. Questions related to the agenda of the AGM can be submitted at nxp.agm@nxp.com before May 22, 2020, 10:00 p.m. CET (4 p.m. EST). We aim to answer all the submitted questions during the meeting. In addition, the Board may decide that shareholders that have registered for the meeting or have voted via proxy may ask questions electronically during the meeting. If you wish to ask questions during the meeting, please contact us at nxp.agm@nxp.com before May 22, 2020, 10:00 p.m. CET (4 p.m. EST).

We will continuously monitor for developments and we encourage shareholders to continue to review guidance from government and public health officials as the time for the AGM approaches. If you are planning to attend the AGM, please check the website prior to the meeting date and note the attendance requirements in the paragraphs above. We encourage you to monitor our Investor Relations website at investors.nxp.com for updated information. We recommend that you check this website for updated information, and please check this website in advance of the AGM to confirm the status of the meeting. As always, we encourage you to vote your shares prior to the AGM. We kindly refer to “Voting Procedures” for more details on how to exercise your voting rights.

These proxy materials include this proxy statement and the Notice. Also included with these materials is NXP’s 2019 Statutory Annual Report and NXP’s 2019 Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the U.S. Securities and Exchange Commission (“SEC”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual General Meeting.

GENERAL INFORMATION (continued)

The Board recommends that you vote your shares as follows:

•	“For” the adoption of the 2019 statutory annual accounts as described in Item 1;

•	“For” the discharge of members of the Board for their responsibilities in the financial year 2019 as described in Item 2;

•	“For” the (re-)appointment of the ten directors listed in Item 3 to the Board;

•	“For” the authorization of the Board to issue ordinary shares, par value €0.20 per share, of the Company (“ordinary shares”) and grant rights to acquire ordinary shares as described in Item 4;

•	“For” the authorization of the Board to restrict or exclude pre-emption rights accruing in connection with an issue of shares or grant of rights as described in Item 5;

•	“For” the authorization of the Board to repurchase ordinary shares as described in Item 6;

•	“For” the authorization of the Board to cancel ordinary shares held or to be acquired by the Company as described in Item 7;

•	“For” the appointment of Ernst & Young Accountants LLP as our independent auditors for a three-year period, starting with the fiscal year ending December 31, 2020 as described in Item 8;

•

“For” the determination of the remuneration of the members and Chair of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board as described in Item 9;

•	“For” the amendment of the Company’s Articles of Association as described in Item 10;

•	“For” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers compensation as described in Item 11; and

•	“1 year” as the recommendation, on a non-binding, advisory basis, of the frequency of future advisory votes on Named Executive Officer compensation as described in Item 12.

VOTING PROCEDURES

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, which we refer to as your “broker,” you are considered to be the beneficial owner of these shares, and these proxy materials are being forwarded to you by your broker. As the beneficial owner, you have the right to direct your broker how to vote on your behalf and you are also invited to attend the Annual General Meeting. Your broker will send you a voting instruction form to direct the broker how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual General Meeting unless you obtain a legal proxy from your broker giving you the right to vote the shares at the Annual General Meeting. The majority of our shareholders are beneficial owners (i.e. hold their shares through a broker rather than directly in their own name). Please refer to the voting instruction form provided by your broker for specific voting procedures.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent to you by us. As the shareholder of record, you have the right to vote your proxy directly to NXP by submitting a written proxy or to vote in person at the Annual General Meeting. If you request printed copies of the proxy materials by mail, you will receive a proxy card. Please refer to the summary voting instructions and those included on your proxy card. Submitting your vote by proxy will not affect your right to attend the Annual General Meeting or to vote in person.

•

Internet—You may vote by proxy on the Internet until 4:00 p.m. Eastern Time (10:00 p.m. Central European Time) on May 26, 2020. The website for Internet voting is http://www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

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Telephone—You may vote by proxy until 4:00 p.m. Eastern Time (10:00 p.m. Central European Time) on May 26, 2020 by using the toll-free number listed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

Mail—Mark, sign and date your proxy card and mail it to NXP at High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands. In order for your vote to be counted, we must receive your proxy card no later than the day before the Annual General Meeting.

Revocability of Proxy

If you are a beneficial owner of shares, please refer to the instructions provided by your broker regarding how to change your vote. In addition, if you have obtained a legal proxy from your broker giving you the right to vote your shares in person, you may change your vote by attending the Annual General Meeting and voting again in person.

If you are a shareholder of record, you may revoke a proxy given to a representative of NXP in any of the following ways:

•

by sending a written notice of revocation to NXP at High Tech Campus 60, 5656 AG Eindhoven, The Netherlands; Attention: Secretary, which notice must be received before shares of such shareholder are voted at the Annual General Meeting;

•

by properly submitting a later-dated, new proxy, which must be received before shares of such shareholder are voted at the Annual General Meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	by attending the Annual General Meeting and voting in person. Attendance at the Annual General Meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

General Matters

Pursuant to Dutch law, (i) common shares which are represented by “broker non-votes” (i.e. common shares held by brokers which are represented at the Annual General Meeting but which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting, but which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, and are only counted for quorum purposes.

VOTING PROCEDURES (continued)

If you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your shares in connection with proposals which are considered “non-discretionary” items for which brokerage firms require your voting instructions to vote your shares.

Each share will be entitled to one vote. According to Company’s Articles of Association, all votes will be tabulated by the chairman of the Annual General Meeting, who will count the votes, determine the existence of a quorum and validity of proxies and ballots, and certify the results of the voting.

The adoption of resolutions at the Annual General Meeting shall require that at least one/third (1/3) of the Company’s issued share capital is present or represented, excluding shares for which no vote can be cast pursuant to article 29, paragraph 2 of the Company’s articles of association. Unless otherwise provided for in this proxy, resolutions can be adopted with a simple majority of votes cast.

Other than the proposals described in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not expect any matters to be presented for a vote at the Annual General Meeting. However, if you grant a proxy and additional matters are properly presented for a vote at the Annual General Meeting, the persons named as proxy holders, Jennifer B. Wuamett or Jean A.W. Schreurs, will have the discretion to vote your shares on these additional matters. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

We have elected to provide access to our proxy materials over the Internet, and accordingly will send the Notice to our shareholders of record and beneficial owners. The Notice contains instructions on how to access the proxy materials over the Internet or to request a paper copy, how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis, and how to submit your proxy electronically over the Internet or by mail.

We will announce preliminary voting results at the Annual General Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual General Meeting. If the final voting results are not available within four business days after the Annual General Meeting, we will provide the preliminary results in the Current Report on Form 8-K and the final results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

CORPORATE GOVERNANCE

We are the parent company of the NXP group. We are a holding company and our only material asset is our direct ownership of 100% of the share capital of NXP B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

We were incorporated in the Netherlands as a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the name KASLION Acquisition B.V. on August 2, 2006. On May 21, 2010, we converted into a Dutch public company with limited liability (naamloze vennootschap) and changed our name to NXP Semiconductors N.V. In August 2010, we listed our common shares on the Nasdaq Global Select Market (“Nasdaq”).

We are subject to various corporate governance requirements and best practice codes, the most relevant being those in the Netherlands and the United States. The current Dutch Corporate Governance Code (the “DCGC”), dated December 8, 2016, replaced the former 2008 code and applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere. The code is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports filed in the Netherlands whether or not they are complying with the various rules of the Dutch corporate governance code and if they do not comply with those provisions, to give the reasons therefore. The code contains principles and best practice provisions for managing boards, supervisory boards (which also apply to the non-executive members of one-tier boards), shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards.

Our long-term strategy is to maximize value for our shareholders and other stakeholders and create a strong cash flow generation by driving relative market share leadership with profitable growth at 1.5 times the market and exceeding customer expectations. We are committed to innovating for a better tomorrow for our customers, employees, communities, and society as a whole. Our purpose and goal is to provide Secure Connections for a Smarter World, a mission inspired by our customer-focused passion to win. In order to do so, we place five key elements high on our culture agenda: (i) raising the bar, (ii) engaging curiosity, (iii) taking initiative, (iv) working together and (v) developing deep core competence. These values define uniquely who we are, and what we aspire to, as an organization. They are the guiding principles that we believe will help us and our employees succeed. They inform the decisions we make and the actions we take—individually and collectively—every day in order to drive market success. The Board strives for a culture focused on long-term value creation and believes that these values enable us to reach that goal.

CORPORATE GOVERNANCE (continued)

The Board, as well as the management team and the NXP Ethics Committee, promote openness and engagement through a SpeakUp grievance mechanism. Furthermore we maintain a Code of Conduct in order to promote a culture of good governance, excellence and consistency that applies to all of our directors, officers and employees and complies with the requirements of the Sarbanes-Oxley Act of 2002, and the rules thereunder, as well as applicable Nasdaq listing standards. A copy of the Code of Conduct is available on our Investor Relations website at http://investors.nxp.com under the “Corporate Governance” section. We will post any amendments to, or waivers from, our Code of Conduct (to the extent applicable to any director or any of our executive officers) to this website.

The Code of Conduct outlines our general commitment to be a responsible social partner and the way in which we attempt to interact with our stakeholders, including shareholders, suppliers, customers, employees and the market. The Code of Conduct expresses our commitment to an economically, socially and ethically sustainable way of working. It covers our policy on a diverse array of subjects, including corporate gifts, child labor, International Labor Organization conventions, working hours, sexual harassment, free-market competition, bribery and the integrity of financial reporting.

The Code of Conduct is built around the campaign “Know Right, Do Right” and consists of a framework of a variety of controls, a strict non-retaliation policy, a training program for employees, the SpeakUp telephone line where people can report potential issues in a confidential manner, a confidential investigation process, risk assessments, background checks and audits. Any reports related to the Code of Conduct are brought to the attention of our Ethics Committee to ensure that all reports are properly investigated and addressed. Each quarter the Ethics Committee communicates to the Audit Committee all reports and investigations.

SUSTAINABILITY

At NXP, we believe that a commitment to sustainability is a critical part of our mission to deliver innovative solutions that accelerate our customers’ success and address stakeholder needs. We consider sustainability issues an integral part of our business oversight and are proactive towards developing products that support a sustainable future, drive transparency and accountability in our operations and supply chain, and that mitigate our impact on the environment.

We report on our progress in these efforts and include more details about the ways we are committed to sustainable practices and supporting our global community in our annual sustainability report. Our corporate responsibility report is publicly available at our website nxp.com, by clicking on “Company”, then “Corporate Responsibility”.

Greener products—In the same way that we commit ourselves to delivering products that can improve life, we commit ourselves to minimizing our impact on the environment. Our chips can make systems smarter and contribute to energy savings in multiple ways. In many cases, our chips are designed to consume less power themselves than earlier chips. In other cases, our chips are tailored to minimize the energy consumption in the end-products they are embedded in. Below are some examples of how our products are minimizing the impact on the environment.

1.	Smart mobility

Battery management in electric cars is a core strength of NXP. The progressive growth of the numbers of electrical vehicles in the world demands for optimization of battery management. Our smart chips can make a difference in battery management, leading to significant power savings and extension of car battery lifetimes.

Advanced Driver Assistance Systems (ADAS), ranging from simple features like cruise control, up to fully self-driving cars, have a huge impact on fuel consumption. The on-board systems are more capable than humans to smoothen the ride and save fuel. Speed limits are automatically respected, and car-to-car communication systems help avoid traffic congestion. NXP’s experiments with multiple trucks showed spectacular fuel saving results.

The application of ADAS technology is independent of the engine type of the vehicle: conventional ICE, hybrid or fully electric.

2.	Wireless communication infrastructure

Base-stations for wireless communication transmit huge amounts of data over long distances. The power amplifiers and antennas together typically consume kWatts of electric power per station. The upcoming superfast fifth generation mobile internet standard 5G is expected to further boost energy consumption, as many more base-stations will be required in a 5G network. NXP already delivers very energy efficient power amplifiers and beamforming antenna systems for 5G.

3.	Microcontrollers

Our Low-power i.MX microcontrollers offer the lowest power consumption in the industry; only 15 microWatt in deep sleep mode. Our Low-power Graphic Processing Units (GPU’s) expand the battery lifetimes of consumer wearables. NXP’s advanced application processors enable complex and fast computing “at the edge” (in the immediate vicinity) of IoT devices, like camera’s, wearable devices, domestic appliances, industry equipment, contributing to energy saving as well as the safety and security of end-users.

Edge computing means that more and more of the smart connected devices around us can do complex data processing (e.g. artificial intelligence) by themselves, making vulnerable and power consuming data transfer to the cloud unnecessary. NXP’s Secure Edge Computing solutions offer a range of processing options coupled to connectivity and security to ensure that a wide range of solutions are available from our i.MX and RT families. With low, mid and high-end computing processors and crossover processors we offer the ability to address secure edge artificial intelligence/machine learning systems in the industrial, IoT and automotive markets. Data from end nodes, gateways and mobile devices are pre-processed at the edge prior to that data then being either re-issued to the same end node or others locally or passed on to data centers for combining with other end nodes at the edge.

Artificial intelligence (AI), running on our microcontrollers will make many electric appliances smarter and more energy efficient. Machine learning, sub-domain of AI, will make machines and industrial robots much more adaptive to use-patterns and circumstances, reducing waste and saving energy.

4.	Building control systems

According to the International Energy Agency, 35% of final energy consumption is used in buildings; more than in transportation, and more than in the industry. Vast amounts of energy can be saved by the use of smart control systems for air-conditioning, heating, lighting and other interior climate provisions. By adapting the equipment’s usage to human presence, activity, and preference settings, the energy consumption can be decreased significantly compared to the “always-on” setting often applied today. Also,

SUSTAINABILITY (continued)

Artificial Intelligence can make these systems self-learning, further minimizing energy usage fully autonomously. NXP develops the systems and components to further “smarten” buildings and homes.

Product stewardship—Our goal is to provide environmentally preferred products that not only meet both regulatory requirements and specific restrictions on hazardous substances and minerals but to also proactively restrict and phase out additional hazardous substances that are not in legal scope. We maintain a catalog of restricted substances and product compliance data that are made available to our customers upon request. We adhere to global restricted substance regulations, including the European regulation regarding the Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”), and the Restriction of Hazardous Substances (“RoHS”) “Recast” Directive, as amended by Directive (EU) 2015/863. We regularly participate in industry-wide reviews and discussions to assist in leading the development of industry standards.

Our policy is to ethically source minerals from responsible suppliers to ensure our supply chain does not contribute to human rights abuses. Our products may contain 3TG (tin, tantalum, tungsten, and gold), which are necessary to the functionality or production of the products. We have implemented due diligence measures to conform to the Organization for Economic Co-operation and Development Due Diligence (“OECD”) Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. We have established strong management systems for 3TG supply chain due diligence, identified and assessed 3TG risks in our supply chain, designed and implemented strategies to respond to identified risks, and we report on 3TG supply chain due diligence activities annually. In 2018, our suppliers identified 255 smelters or refiners that provide materials likely to be incorporated into the functionality of our products. All smelters identified were compliant with a third-party audit program (conformant). For three years in a row, 100% of the smelters within our supply chain are certified conflict free. We are extending the scope of our due diligence procedures to include additional minerals that may originate from conflict-affected or high-risk areas.

Respect for human rights—As part of our commitment to respect and protect human rights, we seek to uphold the highest standards in our labor practices. Our company policies adhere to applicable local labor laws, are consistent with both the United Nations Global Compact and the International Labor Organization (“ILO”) core labor principles and conform to the NXP Auditable Standards (standards which are stricter than the Responsible Business Alliance Code of Conduct). We conduct annual risk assessments in our manufacturing sites to identify and mitigate labor and human rights risks that could arise. We also participate in third party internal audits to ensure policies and practices are aligned with local legislation and the NXP auditable standards. Our Human Rights Policy includes clear statements about our commitment to labor and human rights in which we do not tolerate harassment in the workplace, involuntary labor, child labor, payment of fees, withholding of personal documentation and excessive working hours. We also look to foster open communication and provide employees access to the NXP Global Speak Up hotline. In November 2016, the Thomson Reuters Foundation awarded NXP with the Stop Slavery Award. NXP was chosen because of its deep commitment to the fight to end modern slavery. Since 2012, the company has made this a key corporate initiative through its own operations and across the supply chain.

Investment in human capital—NXP invests in the engagement and development of our current and future employees to ensure we have the talent to deliver our short and long term strategy. Across the globe, we have policies and programs to find and maintain the best talent possible, including robust employee development programs, a strong commitment to our university internship program, and collaborative engagement with research universities. We consistently monitor our talent pool, assess turnover trends closely, as well as gather and analyze employee feedback to create a robust employee focused environment.

We have a strong commitment to ongoing learning, including mechanisms for learning from others, formal training opportunities and a variety of on-the-job development experiences. Our development programs begin with Day 1 Orientations and continue throughout the lifecycle of employment with regular and ongoing programs for the growth and development of key talent. Using a blend of internally-designed and externally-sourced courses and learning resources, we bring learning to our employees real-time in support of key business processes, requirements & initiatives. We also provide a complete library of on-demand skills development and microlearning resources to all of our non-factory populations. And we support continuing educational endeavors by providing tuition assistance programs.

In 2019, NXP granted more than 800 internships to university students. NXP’s strong commitment to its internship programs is a key contributor to growing the new generation of engineers in our industry and at NXP. Our internship programs focus on the students’ technical advancement as well as growth in additional skills needed as they prepare to enter the professional workforce in the future. The internship programs build a highly capable and energetic pipeline that contributed to the over 600 new college graduate positions we offered in 2019.

Through our partnerships with universities across the world, we fund advanced research programs and demonstrate our commitment to investing in the future of not only technologies but students’ knowledge and skills which quite often translates into new and exciting solutions for our customers and markets. To complement our advanced research programs, NXP also provides several program

SUSTAINABILITY (continued)

sponsorships, including: EcoCar, a US Department of Energy program working with dozens of Universities across the US to develop more economic, environmentally friendly and connected vehicles; Stanford University’s SystemX Alliance, a research collaboration of business and university teams focused on advanced topics from silicon design, the Internet of Everything and technological advancements in medicine; and our own global university event called The NXP Cup, in which over 10,000 students use our technology and compete in NXP sponsored events in Asia and Europe.

Supply chain—To ensure integrity throughout our supply chain, we require key, high-risk suppliers, as well as selected indirect suppliers, to undergo the NXP supplier audit process. We completed 17 supplier audits through the calendar year 2019. Our audit closure rate in calendar year 2019 was 85% for all related findings. Our top findings include Freely Chosen Employment, Emergency Preparedness and Working Hours. The highest risk of forced labor in our supply chain is where foreign labor is utilized. We remain vigilant to the risk of forced labor, child labor and threats to the freedom of association within our supply chain.

Protecting our environment and employees—We understand and acknowledge that climate change is contributed to by human activity, and will lead to a number of social, economic and environmental consequences if not properly dealt with. We continue to set sustainability goals, track our progress, and audit our management systems to reduce energy consumption, carbon emissions, waste and water usage throughout our global footprint. These efforts are both important to and are fully supported by senior management. We report our metrics based on the calendar year 2019.

All of our manufacturing facilities are certified to ISO 14001 Environmental Management System and Occupational Health and Safety Assessment Series (“OHSAS”) 18001-certified. We reduce the amount of carbon emissions, energy and water consumption by setting targets, identifying emission reduction, energy and water conservation opportunities, auditing management systems, creating awareness among employees and reporting on progress for our operations. Our sustainability policy details our commitment to environmental responsibility and a safe workplace.

Emissions—Carbon emissions are measured using three scopes: Scope 1 emissions are all direct emissions; Scope 2 emissions are indirect emissions from electricity purchased and consumed by NXP, and Scope 3 are all other indirect emissions. In calendar year 2019, our carbon emissions under Greenhouse Gas Protocol for Scope 1, Scope 2 and Scope 3 totaled ~1,288,000 tons CO2, which is a normalized 24% decrease since 2010.

Energy—To achieve our objective of reducing energy consumption, each manufacturing site is required to achieve annual energy saving goals. In calendar year 2019, our total grid electricity consumption was ~1,500-Gigawatt hour (“GWh”). Compared to calendar year 2010, the site-initiated energy conservation projects reduced the normalized energy consumption by 6.5%.

Water—Our progress in reducing water consumption has been driven by reducing water use through more efficient processes and recycling the water we use. In calendar year 2019, our water withdrawal was ~10,800,000 m3 and our percentage of water recycled was 39%. Compared to calendar year 2010, the site-initiated water conservation projects reduced the normalized water consumption by 13%.

Health and safety—All of our manufacturing sites have health and safety management systems certified to OHSAS 18001. We work hard to keep our employees safe and healthy. Our injury rate in calendar year 2019 is 0.12, a rate that is well below the semiconductor industry average.

ITEM 1: ADOPTION OF THE 2019 STATUTORY ANNUAL ACCOUNTS

The Company has prepared two sets of financial statements, one based on accounting principles generally accepted in the United States of America (“US GAAP”) and filed with the SEC in the Annual Report on Form 10-K, and one based on Dutch law and International Financial Reporting Standards as adopted by the European Union (the “Statutory Annual Accounts”).

For internal and external reporting purposes, the Company follows US GAAP. However, as a public limited liability company incorporated under the laws of the Netherlands, the Company is required by Dutch law to prepare the 2019 Statutory Annual Accounts and submit them to the Annual General Meeting for adoption. The report of KPMG Accountants N.V. (“KPMG”) for the fiscal year ended December 31, 2019, and the 2019 Statutory Annual Accounts is included in the 2019 statutory annual report (the “Statutory Annual Report”), and is published on the Company’s website (http://investors.nxp.com) and is also available at the principal offices of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE 2019 STATUTORY ANNUAL ACCOUNTS.

ITEM 2: DISCHARGE OF THE BOARD OF DIRECTORS FOR THEIR RESPONSIBILITIES IN THE 2019 FINANCIAL YEAR

It is proposed to discharge the members of the Board, in accordance with Dutch law, for the performance of their respective duties in the financial year 2019. The proposed discharge only covers the matters that are disclosed in the Statutory Annual Report or otherwise publicly disclosed at the time the resolution to discharge is adopted.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO DISCHARGE THE BOARD FOR THEIR RESPONSIBILITIES IN THE FISCAL YEAR ENDED DECEMBER 31, 2019.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS

The Company has a one-tier board structure, consisting of one or more executive directors and (independent) non-executive directors. The Board currently consists of ten directors, one executive director and nine non-executive directors. The number of executive and non-executive directors is determined by the Board. If each nominated director discussed below is appointed at the AGM, the Board will consist of ten directors.

As announced on March 5, 2020, the Board proposes the appointment of Kurt Sievers as the Company’s executive director and chief executive officer to succeed Richard Clemmer who has successfully led NXP since 2009. In connection with his nomination as executive director and president/chief executive officer, Mr. Sievers and the Company entered into a management agreement (the “Management Agreement”) and NXP Semiconductors Germany GmbH, a wholly owned indirect affiliate of the Company, and Mr. Sievers entered into an addendum to Mr. Sievers’ existing employment agreement (the “Secondment Addendum” and together with the Management Agreement, the “CEO Agreements”). A copy of the CEO Agreements can be found as Exhibits 10.1 and 10.2 on Form 8-K filed by the Company on March 9, 2020.

The CEO Agreements provide that effective May 27, 2020, subject to the condition that the Company’s AGM appoints Mr. Sievers as Executive Director and President/CEO, Mr. Sievers will serve in these capacities until the date of the following annual general meeting, and will be extended if NXP‘s general meeting reappoints Mr. Sievers as Executive Director and President/CEO of NXP. Under the CEO Agreements, effective upon his appointment as president/chief executive officer on May 27, 2020, Mr. Sievers will receive a gross annual base salary of EUR 1 million and will be eligible for payment under the AIP, the on-target cash incentive percentage being 150% of the annual base salary for Mr. Sievers, with the maximum annual incentive opportunity equal to 200% of the at target incentive opportunity. The actual amount payable to Mr. Sievers as an annual incentive bonus will be dependent upon the achievement of performance targets which are set every year by the compensation committee of the Board and which are expected to be substantially the same as the targets established under the plan for other executives. Depending on performance, the actual amount payable as an annual cash bonus to Mr. Sievers may be less than, greater than or equal to the stated target bonus (and could be zero).

In connection with Mr. Sievers appointment as executive director and president/chief executive officer, Mr. Sievers will be awarded long term incentive equity awards with a total grant value of USD 3 million, 30% in the form of restricted share units and 70% in the form of performance restricted share units, subject to substantially the same terms and conditions (including vesting and performance conditions) as established for other executive officers of the Company. The CEO Agreements provide that in the event that Mr. Sievers employment is terminated at the initiative of the Company and other than for cause, Mr. Sievers will be entitled to a severance amount of two times the gross annual base salary and a pro-rata payment of the annual cash bonus, depending on achievement of the pay-out conditions and the period in which Mr. Sievers has performed actual work for the Company.

Under our Articles of Association and Dutch corporate law, the directors are collectively responsible for the management, general and financial affairs and policy and strategy of our Company. Our executive director is responsible for the day-to-day management of the Company and for the preparation and execution of Board resolutions, to the extent these tasks are not delegated to a committee of the Board. Our Chief Executive Officer or all directors acting jointly may represent the Company with third parties.

Consistent with established Dutch law and our Articles of Association, the executive director and non-executive directors are appointed by the shareholders at a general meeting of shareholders from a binding nomination proposed by the Board. The Board has nominated all current nine non-executive directors listed below for reappointment, as well as Kurt Sievers as executive director and president/chief executive officer for appointment to be elected to serve until their term expires at the end of the 2021 Annual General Meeting of the Shareholders, or until their appointment is terminated in accordance with the Articles of Association. The binding nominations by the Board are made in accordance with Section 14.4 of the Articles of Association. The shareholders at an annual general meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half of our issued share capital. If the nomination is not overruled, the nominated member of the Board shall be appointed. In case the nomination is overruled, the Board may then make a new nomination. If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the general meeting of shareholders shall be free to appoint a member of the Board at its discretion. The latter resolution of the general meeting of shareholders must also be adopted by at least two thirds majority of the votes cast, provided such majority represents more than half of our issued share capital.

Our directors are appointed for one year and will be, if nominated by the Board, re-electable each year at a general meeting of shareholders. Our directors may be suspended or dismissed at any time by the shareholders at an annual general meeting of shareholders. A resolution to suspend or dismiss a director will have to be adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half of our issued share capital unless the proposal to suspend or dismiss a director is made

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

by the Board, in which case resolutions shall be adopted by a simple majority of votes cast. An executive director can also be suspended by the Board.

If appointed, each director’s term begins at the annual general meeting at which he or she is appointed and, unless such director resigns or is suspended or dismissed at an earlier date, his or her term of office lapses immediately after the next annual general meeting held after his or her appointment.

The Board and the Nominating and Governance Committee have carefully considered the experience, structure, culture, diversity, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of shareholder and other stakeholder value under the Board’s leadership; the continued evolution of the Company; the Board’s critical role in continuing to develop and lead the strategic direction of the Company; the continued change and consolidation in the semiconductor industry; anticipated future challenges and opportunities facing the Company; and the Board’s ongoing commitment to ensuring the long-term sustainability of the Company to the benefit of shareholders and other stakeholders.

As announced on March 5, 2020, the Board considers Mr. Kurt Sievers to be the ideal candidate to become NXP’s next executive director and chief executive officer, succeeding Mr. Rick Clemmer. After a distinguished career establishing NXP as the world leader in Automotive semiconductor solutions, the Board believes Mr. Sievers has all of the requisite skills to lead NXP, and to drive the strategy that Rick Clemmer and the management team have developed over the past years. Mr. Sievers is unique in his ability to translate vision and strategy into world-class execution, bringing together teams to drive results. He has the demonstrated ability to focus, motivate and lead a globally diverse organization, and embodies NXP’s ethos of a “Customer Focused Passion to Win”.

The Board and the Nominating and Governance Committee also believe that at the current time fostering continuity on the Board by nominating all of our current nine non-executive directors for re-appointment is instrumental to the ongoing execution of our mission and strategy as well as the delivery of sustainable long-term value to shareholders while also serving the interests of our other stakeholders. Based on these considerations, among others, NXP’s Board recommends a vote “FOR” the appointment of each director. The persons named as proxies intend to vote the proxies for the election of these nominees to the Board.

Each of the proposed appointments is considered a separate voting item under Dutch law. Information concerning each of the ten nominated directors is set forth below. Each nominee is currently on NXP’s Board, other than Kurt Sievers who is being nominated for the first time this year, and all nominees consented to act as directors if appointed at the AGM. This Item 3 comprises the “explanatory notes” to the agenda of the Annual General Meeting as referred to in Section 25.5 of the Articles of Association.

In accordance with the recommendation of the Nominating and Governance Committee, the Board has unanimously adopted resolutions to nominate below persons for director. Our nominees for director, their ages, principal occupations or positions, experience and the year first elected as a director, are described below. None of the nominees are related by blood, marriage or adoption to each other or to any other director or to any executive officer of NXP or its subsidiaries. Except for Mr. Kurt Sievers, who is currently President and will began serving as executive director and President and Chief Executive Officer immediately after the AGM, no nominee for director has been an employee of the Company within the past five years.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Nominees for Director

Kurt Sievers

Current CEO-elect and President; Future Executive Director, President & CEO of NXP

Kurt Sievers (1969, German) is currently president and member of the management team, overseeing all of the company’s business lines. As discussed above, Mr. Sievers was nominated by the Board for appointment as executive director in connection with his appointment as Chief Executive Officer. In addition, he is Managing Director at NXP Semiconductors Germany GmbH. Mr. Sievers joined NXP in 1995, and rapidly moved through a series of Marketing & Sales, Product Definition & Development, Strategy and General Management leadership positions across a broad number of market segments. He has been a member of the executive management team since 2009, where he has been instrumental in the definition and implementation of the NXP High-Performance Mixed Signal strategy. In 2015, Mr. Sievers was influential in the merger of NXP and Freescale Semiconductor.

Mr. Sievers serves on the Board of the German National Electrical and Electronics Industry Association (ZVEI) and chairs the Advisory Board of the international trade-fair Electronica. He also serves as a board member of PENTA and AENEAS, the clusters for application and technology research in Europe on nano-electronics. In his role as managing director for NXP Germany, Sievers serves as a member of the Asia-Pacific-Committee of German Business (APA) and as a member of the Board at the German Asia-Pacific Business Association (OAV), acting as the spokesperson for the Republic of Korea.

Mr. Sievers earned a master’s degree in physics and information technology from Augsburg University, Germany.

Executive Director Nominee

Age 50

Other Current Public Boards:

•  None.

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Manufacturing and Operations

•  Human Capital/Talent Development

•  IT and Cybersecurity

Sir Peter Bonfield CBE FREng

Sir Peter Bonfield (1944, British) was appointed a non-executive director and the chairman of our board of directors in August 2010. Prior to that, Sir Peter was the chairman of the supervisory board of NXP B.V. from September 29, 2006. Sir Peter served as chief executive officer and chairman of the executive committee for British Telecom plc from 1996 to 2002 and prior to that was chairman and chief executive officer of ICL plc (now Fujitsu Services Holdings Ltd.). Sir Peter also worked in the semiconductor industry during his tenure as a divisional director at Texas Instruments Incorporated, for whom he held a variety of senior management positions around the world. In addition, Sir Peter has served as a director of twelve large technology companies. Sir Peter currently holds a non-executive directorship at Taiwan Semiconductor Manufacturing Company Limited, is Chair of Council and Senior Pro-Chancellor at Loughborough University, Board Director at East West Institute USA and Board Mentor at CMi in London. He is Advisor to Longreach LLP in Hong Kong, Alix Partners UK LLP in London and is a Fellow of The Royal Academy of Engineering. Sir Peter is named Outstanding Director for 2019 by the Financial Times.

Chairman of the Board

Independent Director

Director since 2010; Director of an NXP affiliated entity since September 2006*

Age 75

Board Committees:

•  Compensation Committee

•  Nominating & Governance Committee

Other Current Public Boards:

•  Taiwan Semiconductor Manufacturing Company Limited

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Human Capital/Talent Development

*

Until August 2010, when NXP Semiconductors N.V. became a public listed NASDAQ, company, Sir Peter Bonfield (since September 2006) was a director of certain NXP subsidiaries. According to the Dutch corporate governance code and EC Recommendation 2005/162/EC, the tenure of Sir Peter Bonfield, calculated as from August 2010 when the current NXP Semiconductors N.V. became listed at NASDAQ, would be 9.8 years.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Kenneth A. Goldman

Chief Financial Officer of Yahoo!, Inc. (retired)

Kenneth A. Goldman (1949, American) was appointed a non-executive director of our board of directors effective August 6, 2010. Mr. Goldman is former chief financial officer of Yahoo!, Inc. Prior to October 2012, Mr. Goldman served as senior vice president, finance and administration, and chief financial officer of Fortinet, Inc, a provider of unified threat management solutions, from September 2007 to September 2012. From November 2006 to August 2007, Mr. Goldman served as executive vice president and chief financial officer of Dexterra, Inc. From August 2000 until March 2006, Mr. Goldman served as senior vice president, finance and administration, and chief financial officer of Siebel Systems, Inc., and from December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s primary advisory group. Mr. Goldman currently serves on the board of directors of TriNet Group, Inc., GoPro, Inc., RingCentral, Inc., Zuora, Inc., and several private companies, including serving as President of Hillspire, LLC. Mr. Goldman also is a member of the Sustainability Accounting Standards Board (SASB) Foundation, and in 2015 was appointed to a three-year term on the Standards Advisory Group which advises the PCAOB. Mr. Goldman was a member of board of trustees of Cornell University from 2005 to 2013 and was designated as Emeritus Trustee. He was formerly a member of the Treasury Advisory Committee on the Auditing Profession, a public committee that made recommendations in September 2008 to encourage a more sustainable auditing profession. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from the Harvard Business School.

Independent Director

Director since 2010

Age 70

Board Committees:

•  Nominating & Governance Committee

Other Current Public Boards:

•  TriNet Group, Inc.

•  GoPro, Inc.

•  RingCentral, Inc.

•  Zuora, Inc.

Key Qualifications and Expertise:

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

Josef Kaeser

President and Chief Executive Officer of Siemens AG

Josef Kaeser (1957, German) was appointed a non-executive director of our board of directors effective September 1, 2010. Mr. Kaeser is the president and chief executive officer of Siemens AG since August 2013. Prior to this, from May 2006 to August 2013, he was member of the managing board and chief financial officer of Siemens AG. From 2004 to 2006, Mr. Kaeser served as chief strategy officer for Siemens AG and as the chief financial officer for the mobile communications group from 2001 to 2004. Mr. Kaeser has additionally held various other positions within the Siemens group since he joined Siemens in 1980. Mr. Kaeser also serves on the managing board of Siemens AG and the board of directors of Siemens Ltd., India, Daimler AG, Allianz Deutschland AG and Mercedes-Benz AG.

Independent Director

Director since 2010

Age 62

Board Committees:

•  Nominating & Governance Committee

Other Current Public Boards:

•  Siemens AG

•  Daimler AG

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  IT and Cybersecurity

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Lena Olving

President and CEO of Mycronic AB (retired)

Lena Olving (1956, Swedish) was appointed a non-executive director of our board of directors in June 2019. She served as President and CEO of Mycronic AB (listed on NASDAQ OMX Stockholm), between 2013 and 2019 a Swedish high-tech equipment company serving the electronics industry. Before that Ms. Olving worked at Saab AB, a listed Defence and Security company, as Deputy CEO and Chief Operating Officer . Her earlier career also includes various managerial positions within Volvo Car Corporation, in total 25 years, of which 5 years in Asia Pacific and 7 years in the Executive Management Team.

Ms. Olving is a board member of Assa Abloy AB, Investment AB Latour, Munters Group AB (all public listed), Chairman of Academic Work Holding AB, Chairman of the Board at the Royal Swedish Opera and board member of ScandiNova Systems AB and Stena Metall AB. She is elected as a fellow of IVA the Royal Swedish Academy of Engineering Sciences. She holds a Master of Science in Mechanical Engineering from Chalmers in Gothenburg, Sweden.

In January 2018, Ms. Olving was presented H.M. The King’s Medal of the 12th size with blue ribbon for outstanding efforts within Swedish business sector. In October 2019, she was awarded IVA’s Gold Medal for pioneering and outstanding leadership within the tech sector.

Independent Director

Director since 2019

Age 63

Board Committees:

•  Compensation Committee

Other Current Public Boards:

•  Assa Abloy AB

•  Investment AB Latour

•  Munters Group AB

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  IT and Cybersecurity

Peter Smitham

Member of Permira Advisors LLP (retired)

Peter Smitham (1942, British) was appointed a non-executive director of our board of directors effective December 7, 2015. Mr. Smitham retired from his position as a partner of the private equity firm Permira on December 31, 2009, but until August 1, 2015, he was a member of Permira Advisers LLP, which he joined in 1985, the year the London office was founded. Mr. Smitham was the managing partner of the London office from 1994 until 1998 and led Permira’s European business from 1996 until 2000. He has worked on numerous transactions focusing on technology, including Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. Until its merger with NXP, Mr. Smitham was a director of Freescale. He joined the Freescale board in June 2007 and was a member of the Compensation and Leadership Committee and the Nominating and Corporate Governance Committee of the Freescale board. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Independent Director

Director since 2015

Age 77

Board Committees:

•  Compensation Committee (Chair)

Other Current Public Boards:

•  None

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Human Capital/Talent Development

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Julie Southern

Ms. Julie Southern (1959, British) was appointed a non-executive director of our board of directors in October 2013. She was with Virgin Atlantic Limited (UK) from 2000 to May 2013. From 2010 to 2013 Ms. Southern was chief commercial officer and from 2000 to 2010 she was chief financial officer of Virgin Atlantic. Prior to joining Virgin Atlantic, she was group finance director at Porsche Cars Great Britain and finance and operations director at W H Smith—H J Chapman & Co Ltd. Prior to that, she was a chartered accountant at Price Waterhouse Coopers. Ms. Southern currently holds non-executive directorships at Rentokil-Initial plc, Ocado Group plc and easyJet plc, and is Chair of the respective Audit Committees. Ms. Southern is also a member of the Remuneration Committees at Ocado and easyJet.

Independent Director

Director since 2013

Age 60

Board Committees:

•  Audit Committee (Chair)

Other Current Public Boards:

•  Rentokil-Initial Plc

•  easyJet plc

•  Ocado Group plc

Key Qualifications and Expertise:

•  Executive Leadership

•  Strategic Planning, Growth, Mergers & Acquisition

•  Financial, Audit & Accounting Expertise

•  Human Capital/Talent Development

Jasmin Staiblin

Chief Executive Officer of Alpiq (retired)

Jasmin Staiblin (1970, German) was appointed a non-executive director of our board of directors in June 2019. She served between 2013 and 2018 as Chief Executive Officer of Alpiq, a leading Swiss energy services provider and power producer in Europe. She successfully led the company through a major transformation in a fundamentally changing energy market. She began her career in 1997 at the ABB Group, the Swedish-Swiss global technology company, starting in ABB’s group research center. From 1999 to 2005 she served in various global functions and as a member of the management team for ABB’s power technologies division. She held the position of chief executive officer of ABB Switzerland from 2006 to 2012. Ms. Staiblin is a board member of Georg Fischer AG, Schaffhausen, Rolls-Royce plc, London and Zurich Insurance Group Ltd. Ms. Staiblin studied Physics and Electrical Engineering at the Karlsruhe Institute of Technology, Germany and the Royal Institute of Technology in Stockholm, Sweden. She completed her studies with a Degree in Physics and has a Master of Science in electrical engineering.

Independent Director

Director since 2019

Age 50

Board Committees:

•  Audit Committee

Other Current Public Boards:

•  Georg Fischer AG

•  Rolls-Royce plc

•  Zurich Insurance Group Ltd.

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  IT and Cybersecurity

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Gregory Summe

Managing Partner of Glen Capital Partners

Gregory L. Summe (1956, American) was appointed a non-executive director of our board of directors effective December 7, 2015. Mr. Summe is the Managing Partner of Glen Capital Partners, a Boston based hedge fund, which he founded in 2014. Mr. Summe was the managing director and vice chairman of Global Buyout at The Carlyle Group, a leading global private equity firm, from 2009 to 2014. Prior to joining Carlyle, he was the chairman and chief executive officer of PerkinElmer, Inc., a global leader in Health Sciences, a company he led from 1998 to May 2009. He also served as a senior advisor to Goldman Sachs Capital Partners, from 2008 to 2009. He was a director of Freescale Semiconductor from 2010 until its merger with NXP in 2015 and served as Chairman of the Freescale board from 2014-2015. Prior to PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, serving as the president of General Aviation Avionics, president of the Aerospace Engines Group and president of the Automotive Products Group. Before joining AlliedSignal, he was the general manager of Commercial Motors at General Electric and was a partner with the consulting firm of McKinsey & Company, Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is in the Engineering Hall of Distinction at the University of Kentucky. Mr. Summe also serves on the board of directors of the State Street Corporation and two private companies, Ohana Biosciences, and Pella Corporation.

Independent Director

Director since 2015

Age 63

Board Committees:

•  Nominating & Governance Committee (Chair)

Other Current Public Boards:

•  State Street Corporation

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

Karl-Henrik Sundström

CEO of Stora Enso (retired)

Karl-Henrik Sundström (1960, Swedish) was appointed a non-executive director of our board of directors in June 2019. He served as CEO of Stora Enso from 2014 until his retirement in 2019. He joined Stora Enso in August 2012 as CFO and member of the Group Leadership Team. In June 2013 he took on the role as Executive Vice President for division Paper and Wood Products. Prior to joining Stora Enso, Mr. Sundström held the role as CFO of NXP Semiconductors N.V. (2008–2012). Before that, he held several managerial positions in Ericsson, including CFO. He is member of the board of Mölnlycke and chairman of the tax delegation for Swedish Business and Commerce and member of the board of the Marcus Wallenberg Foundation and Tracklib Holdings AB. Mr. Sundström participated in an Advanced Management Program at Harvard Business School in 1997 and holds a degree in Business Administration, Finance and Accounting from the Uppsala University, Sweden.

Independent Director

Director since 2019

Age 59

Board Committees:

•  Audit Committee

•  Compensation Committee

Other Current Public Boards:

•  Mölnlycke Health Care AB

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Manufacturing and Operations

•  Financial, Audit & Accounting Expertise

•  Risk Management

•  IT and Cybersecurity

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Nominee Skills and Experience

Our director nominees have a wide variety of relevant skills, professional experience and backgrounds, and collectively bring to our Board diverse viewpoints and perspectives that strengthen its ability to represent the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The chart below illustrates broad categories of skills and expertise that our non-executive director nominees offer that we believe contribute to the effective leadership and exercise of oversight responsibilities by the Board.

International Experience: living and working in various regions, in the USA, Europe and/or Asia, and/or experience with businesses with substantial international operations.

Executive Leadership: executive management experience with large or international organizations

Industry and Technology Experience: experience with and understanding of the technology industry, including the semiconductor and automotive industries

Strategic Planning, Growth, Mergers & Acquisition: planning knowledge of corporate strategy and strategic planning, and experience with mergers, acquisitions, and other strategic transactions

Corporate Governance, Legal, Global Compliance Experience: knowledge of corporate governance issues applicable to SEC registered companies listed on the NASDAQ, and having experience within international regulatory affairs or legal sectors

Financial, Audit & Accounting Expertise: financial, audit & accounting expertise and experience with corporate finance, including financial experts as named in the company filings and CFO, Auditors, and Corporate Treasurers and public company CEO

Manufacturing and Operations: experience with sophisticated large-scale international manufacturing operations

Risk Management: experience in assessing and managing enterprise risks

Human Capital/Talent Development: experience with human resources management and culture development in large international organizations, in particular in overseeing succession planning, talent development and executive compensation programs

IT and Cybersecurity: experience in understanding and managing information technology and cybersecurity threats

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Director Independence

NXP’s Board has determined that all non-executive directors are independent directors under the applicable Nasdaq listing standards, the Rules of Procedure (as defined below), as well as practice 2.1.8 of the DCGC. The current executive director, Mr. Clemmer, as our Chief Executive Officer, is not an independent director under the above standards. The executive director nominee, Mr. Sievers, would not be an independent director under the above standards if elected. If each nominated director is appointed at the AGM, the full Board (including both non-executive directors and our executive director) will consist of 90% independent directors.

Our nominees, excluding the executive director nominee, have an average tenure of 5.3 years, which is lower than the average tenure of independent directors on boards of S&P 500 companies, and three of our independent nominees have been members of the Board for four years or less. The lower than average tenure of our non-executive directors must be seen in connection with the pendency of the Qualcomm transaction period between October 2016 and July 2018, during which a number of board members stepped down from the board, and no new board members were appointed.

(1)

Until August 2010, when NXP Semiconductors N.V. became a public listed NASDAQ company, Sir Peter Bonfield (since September 2006) was a director of certain NXP subsidiaries. According to the Dutch corporate governance code and EC Recommendation 2005/162/EC, the tenure of Sir Peter Bonfield, is calculated here from August 2010 when the current NXP Semiconductors N.V. became listed at NASDAQ.

HOW OUR BOARD GOVERNS AND IS GOVERNED

Rules governing the Board

The Board has adopted written Rules Governing the Board (the “Rules of Procedure”) governing its performance, its decision making, its composition, the tasks and working procedures of the committees and other matters relating to the Board, the Chief Executive Officer, the non-executive directors and the committees established by the Board. In accordance with our Rules of Procedure, resolutions of our Board will be adopted by a simple majority of votes cast in a meeting at which at least the majority of its members is present or represented. Each director has the right to cast one vote. In a tie vote, the proposal will be rejected.

In addition to the Rules of Procedure, the Board has adopted charters of its committees, to which the plenary Board, while retaining overall responsibility, has assigned certain tasks: the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee. The Rules of Procedure and the committee charters were amended during 2019, and are posted on our Investor Relations website at http://investors.nxp.com under the “Corporate Governance” section. Copies of our corporate governance materials are also available to shareholders who request them. Requests must be in writing and sent to: NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

The Board is assisted by the Secretary. The Secretary sees to it that correct procedures are followed and that the Board acts in accordance with its statutory obligations and its obligations under the Articles of Association. Furthermore, the Secretary assists the Chairman of the Board (the “Chairman”) in the functioning of Board business (information, agenda, evaluation, introductory program). The Secretary, in this capacity, is appointed and dismissed by the Board. Shareholders or other interested parties who wish to communicate with the Board, including the Chairman and the non-executive directors individually or as a group, may send correspondence in care of the Secretary at NXP’s principal offices at High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands. Our Secretary will receive all communications sent to this address, and will provide all substantive communications to the Chairman, excluding simple administrative requests that are appropriately addressed by the Secretary.

Our non-executive directors oversee the general affairs of the Company and supervise and provide general advice to the executive director. Furthermore, the non-executive directors perform such acts that are delegated to them pursuant to our Articles of Association or by our board regulations. One of the non-executive directors has been appointed Chairman and another non-executive director has been appointed Vice-Chairman of the Board.

Each director owes a duty to us to properly perform the duties assigned to him or her and to act in the corporate interest of our Company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

Board Leadership and Role in Risk Oversight

Our Chairman works closely with our Chief Executive Officer to set the agenda for Board meetings and to facilitate information flow between the Board and management. Sir Peter Bonfield currently serves as the Chairman. The Chairman presides at the Board meetings, as well as regularly scheduled executive sessions of the non-executive directors.

Our independent directors regularly meet in executive session without executive directors or management present. Additionally, the Board and each committee have the power to hire, at the expense of the Company, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

The Board believes that its current structure continues to provide robust and highly effective oversight based on, among other factors:

•	All nine non-executive directors are independent; the sole board member not being independent is the nominated executive director (the President and CEO);

•	Robust Corporate Governance principles, which are reviewed annually;

•

A Chairman with deep experience in and knowledge of our business and industry with a demonstrated unique and successful strategic vision, including leading our Board during our successful transformation from a mid-size specialty semiconductor supplier to a top 10 global supplier (non-memory or foundry), with clear market share leadership in the Automotive semiconductor market. During Rick Clemmer’s leadership, since 2009, our Chairman worked closely with him, and he played a key role in the leadership succession planning, resulting into the nominated new executive directorship appointment of Kurt Sievers. Our Chairman continues to be actively focused on his role of providing the overall strategic leadership for the Company, consistent with Dutch law and the Company’s organizational documents—a role that the Board believes remains critically important as our industry continues to experience significant change and disruption at a rapid rate.;

•

The Audit, Compensation, and Nominating and Governance Committees all are composed entirely of independent directors (as defined in the applicable Nasdaq listing standards and within the meaning of the DCGC);

•	Approval of any appointment of members to the Audit, Compensation, and Nominating and Governance Committees must include at least a majority of the independent directors;

•	All Board committees operate pursuant to written charters and conduct annual self-assessments;

•

The independent directors of the Board and its committees receive extensive information and input from multiple layers of management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session) and consistently and actively engage in the development and approval of significant corporate strategies;

•	the Board and its committees have unrestricted access to management;

•	the Board and its committees can retain, at Company expense, any advisors they deem necessary with respect to any matter brought before them; and

•	In 2019, the Board held four executive sessions of non-management members, and its committees collectively held seventeen sessions.

Meetings of NXP’s Board

The Board met five times in 2019. In addition to these meetings, directors attended meetings of individual Board committees of which they were members. Each of the directors attended at least 75% of the aggregate of the Board meetings and meetings of committees of which they were a member during the periods for which they served in 2019. NXP does not have a formal policy regarding Board members’ attendance at annual general meetings, but all our Board members are invited to attend the Annual General Meeting.

The Rules of Procedure require the independent directors to meet in executive session from time to time, and at least twice annually, without any members of management present. During 2019, the independent directors of the Board met in executive session four times.

NXP’s Board Committees

Since September 2019, the standing committees of the Board are the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

Effective September 1, 2019, the Board split the Nominating and Compensation Committee into two separate committees: the Compensation Committee and the Nominating and Governance Committee. The Board determined that it was desirable that a new

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Nominating and Governance Committee be formed to, among other things, determine Board member selection criteria and appointment procedures, Board evaluation procedures and certain other corporate governance activities. The Board determined that this would allow the Compensation Committee to focus on the important talent management activities of the organization, such as managing CEO and executive succession, evaluating organizational effectiveness and reviewing leadership development practices. The Board believes that having separate committees to oversee these practices allows the proper support to these crucial activities.

All members of the Audit, Compensation, and Nominating and Governance Committees are independent directors, as defined in the applicable Nasdaq listing standards, applicable SEC rules and the DCGC. Board approval of any director appointment to the Audit, Compensation, and Nominating and Governance Committees must include at least a majority of the independent directors, as defined in the applicable Nasdaq listing standards.

Audit Committee

Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of Ms. Southern (Chair), Ms. Staiblin and Mr. Sundström, each of whom are independent for purposes of the Nasdaq listing standards, our Rules of Procedure and Rule 10A-3 of the Exchange Act. In November 2019, Ms. Staiblin joined the Audit Committee in place of Mr. Goldman. Before September 1, 2019, the Audit Committee consisted of Ms. Southern (Chair), and Messrs. Goldman, Kaeser (until August 1, 2019) and Summe.

Subject to the requirement under Dutch law that independent auditors be appointed by the shareholders at a general meeting of shareholders, the Audit Committee has ultimate authority and direct responsibility to appoint, compensate, retain, oversee, evaluate and, where appropriate, replace the independent auditors. In addition, the Audit Committee reviews the performance and independence of the independent auditors and also oversees internal audit activities, compliance with the Code of Conduct and legal matters, including intellectual property litigation.

Our Audit Committee reviews our annual audited financial statements and quarterly unaudited financial statements and certain other public disclosures prior to publication. The Audit Committee also meets periodically with senior management to discuss risk assessment and risk management policies.

The Board has determined that all Audit Committee members are able to read and understand fundamental financial statements in accordance with Nasdaq listing standards and that all three current members of the Audit Committee meet the SEC’s definition of “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. As noted above, all Audit Committee members are independent for purposes of Nasdaq listing standards, our Rules of Procedure, and Rule 10A-3 of the Exchange Act. For a description of the education and experience of each of the members of the Board’s Audit Committee please refer to the “Nominees for Director” section above.

The Audit Committee meets at least quarterly, and as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2019: 9.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

Compensation Committee

Our Compensation Committee currently consists of Mr. Smitham (Chair), Sir Peter Bonfield, Ms. Olving and Mr. Sundström. Our Board has determined that all of the members of the Compensation Committee are independent for purposes of Nasdaq listing standards, our Rules of Procedure and Rule 10C-1 of the Exchange Act. Pursuant to its charter and the authority delegated to it by our Board, the Compensation Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating and approving the compensation of our executive officers, including the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. For more information regarding the Compensation Committee and the determination of executive compensation, see the “Executive Compensation” section below. The Compensation Committee meets as often as it deems necessary, but not less than four times a year.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Number of meetings in 2019 (including meetings of the Nominating and Compensation Committee prior to September 1, 2019): 6.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Mr. Summe (Chair), Sir Peter Bonfield, Mr. Kaeser and Mr. Goldman. Our Board has determined that all of the members of the Nominating and Governance Committee are independent for purposes of Nasdaq listing standards and our Rules of Procedure. Pursuant to its charter and the authority delegated to it by our Board, the Nominating and Governance Committee is responsible for determining selection criteria and appointment procedures for members of our Board, periodically assessing the scope and composition of our Board and evaluating the performance of its individual members.

In identifying and evaluating candidates, the Nominating and Governance Committee may take into account all of the factors it considers appropriate, which may include: (i) whether the candidate is independent in accordance with any applicable independence requirements of Nasdaq and our Rules of Procedure; (ii) the structure and membership of the Board; (iii) specific qualifications, expertise or experiences that would complement the existing Board members including education, financial expertise, and industry experience; (iv) a candidate’s personal traits such as mature judgment, diverse background, age, professional relationships, strength of character, level of integrity, ethical standards and other intangibles that would make the candidate a positive addition to the Board and its committees; and (v) special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing members of the Board. When the committee considers diversity, it will consider diversity of experience, skills, viewpoints, race and gender, as it deems appropriate. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia is a desirable qualification for service as a director of NXP.

The Nominating and Governance Committee will consider timely written proposals for nomination from shareholders and will evaluate a shareholder’s prospective board nominee in the same manner that it evaluates other nominees, but only if it receives the request to consider such matter no later than on the 60th day prior to the day of the Annual General Meeting. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. A shareholder who wishes to recommend a prospective Board nominee for the committee’s consideration may write to us at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary. For more information regarding shareholder proposals and nominations see “Future Shareholder Proposals and Nominations for the 2020 Annual General Meeting.”

The Nominating and Governance Committee meets as often as it deems necessary to fulfill its responsibilities, but not less than four times a year. As the Nominating and Governance Committee only was installed in September 2019, the number of meetings in 2019 was only 2.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

Information about each of the standing committees is provided on the following pages and page 24 provides an additional discussion of committee responsibilities in relation to risk oversight.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

AUDIT COMMITTEE
Members Ms. Southern (Chair) Ms. Staiblin Mr. Sundström

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  The integrity of the Company’s financial statements and its accounting and financial reporting processes

•  The effectiveness of the Company’s internal control over financial reporting

•  Compliance with applicable legal and regulatory requirements

•  The qualifications, independence and performance of the independent registered public accounting firm for U.S. public reporting purposes and the Company’s external auditor for purposes of Dutch law

•  The Internal Audit group

•  The Company’s processes and procedures related to risk assessment and risk management

•  Related party transactions

Number of meetings during 2019:	9

COMPENSATION COMMITTEE (until September 1, 2019 Nominating and Compensation Committee)

Members Mr. Smitham (Chair) Sir Peter Bonfield Ms. Olving Mr. Sundström

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  CEO and senior management compensation, including the corporate goals and objectives relevant to such compensation and evaluating performance in light of those goals and objectives

•  Board and committee compensation

•  Relationship between the Company’s compensation policies and practices and risk management

•  Compensation and benefits-related disclosures

•  Equity compensation plans in which executives participate

Number of meetings during 2019:	6

NOMINATING AND GOVERNANCE COMMITTEE (as of September 1, 2019)

Members Mr. Summe (Chair) Sir Peter Bonfield Mr. Goldman Mr. Kaeser

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  Corporate governance matters

•  Nomination or re-nomination of director candidates

•  The annual self-evaluation of the Board and its committees

Number of meetings during 2019:	2

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Setting and Overseeing Strategy

The Board actively determines the Company’s strategy and continues to focus on those strategies designed to ensure the continued durability and sustainability of the Company, while creating long-term value for our shareholders, and serving the interests of our other stakeholders. The Board and its committees regularly and extensively reviewed during their meetings throughout 2019 the Company’s strategy, the Company’s primary risks as well as the design and operation of the internal control systems to ensure it supports the long-term growth and sustainability of the Company and reflects, among other considerations, market challenges and opportunities, and the interests of shareholders and other stakeholders. This has substantially impacted the long-term value creation strategy as referred to in practice 1.1.1 of the DCGC. During 2019, specific attention has been paid to the leadership succession planning, which ultimately resulted in the proposed appointment of Kurt Sievers as executive director, President and CEO, who will succeed Rick Clemmer who successfully led the company since 2009. In addition to quarterly updates on the business performance and detailed presentations by the various business managers, the Board as part of its annual meeting schedule, spent a full-day in November to review and discuss the mid- to long-term strategy of the Company.

The Board is committed to maintaining a dialogue with shareholders to ensure that they understand our differentiated strategy and business model and have an opportunity to discuss and engage on a broad range of topics, including our strategy. The Board will also reviews the implementation of our strategy at our annual general meeting of shareholders, giving attendees the opportunity to discuss our annual Dutch board report and the accompanying financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). We also regularly discuss our strategy in shareholder engagement sessions.

Risk Oversight

Our management is directly responsible for executing the Company’s risk management processes. Our Board is responsible for overseeing these risk management processes. In exercising its oversight, the Board and, as appropriate, the relevant Board committees, assesses the material risks facing the Company and evaluate management’s plans for managing material risk exposures.

Our Board performs this oversight function through periodic reports from management and Board committees. While our Board generally has ultimate oversight responsibility of the Company’s risk management processes, it has delegated to its committees the responsibility to oversee risk management processes associated with their respective areas of responsibility and expertise. For example, the Audit Committee has oversight responsibility for the Company’s internal audit function, compliance with the Code of Conduct, internal controls and financial reporting practices, litigation, and compliance processes. The Company conducts a formal annual risk assessment to identify, analyze and report on enterprise risks. The results of this risk assessment are reported to and discussed with the Audit Committee. The Compensation Committee has oversight responsibility for the Company’s executive talent management and succession planning and risks related to the Company’s compensation policies and practices, as described in more detail in the Compensation Practices and Risk section of the Compensation Discussion and Analysis. The Nominating and Governance Committee has oversight responsibility for the Company’s compliance with its corporate governance principles and leadership succession planning. The Board receives regular reports from each committee chair regarding the committee’s considerations and actions. The Board also receives regular updates from management on the Company’s business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

NXP, similar to other semiconductor companies, operates in a complex and rapidly changing environment that involves many risks. In addition to general market, research and development, and economic risks, the Company faces potential risks related to its industry; information technology and cybersecurity; data privacy; financial controls and reporting; legal, regulatory and compliance; finances and taxation; global operations; environment and social responsibility; and product portfolio and commercialization, among others. As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations, maintain integrity and continuity in our operations and business and protect our assets. Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

It is the responsibility of management and employees to implement and administer risk-management processes to identify material risks to our business. In addition, management must assess, manage and monitor those risks, all while maintaining flexibility in how we operate. To further embed risk management and compliance into our culture, we implement relevant policies and procedures and train employees on the specifics of such policies and procedures. All of our committees have regular access to management and the Board and committees also schedule sessions without members of management present.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

The Board, in turn, directly or through its committees, oversees management’s implementation of risk management. We have approved a robust Code of Conduct and other related policies, and the Board and its committees rigorously review with management actual and potential significant risks at least on a quarterly basis.

Board Education

Individual members of the Board participate in director educational seminars, conferences and other director education programs presented by external and internal resources, on matters that relate to, among other topics, compensation, governance, board process, risk oversight, business, industry, audit and accounting, credit and financial, regulatory and other current issues. The Company organized in August 2019 a two-day Induction Program for newly elected directors. A number of directors that were elected in previous years also participated in the Induction Program. Various management members gave in-depth presentations on the Company’s strategy, including presentations on the finance organization and reporting, legal, intellectual property, corporate governance, human resources, internal audit and sales and marketing.

HOW OUR DIRECTORS ARE SELECTED AND EVALUATED

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, the Nominating and Governance Committee considers the following general criteria, among others, in nominating director candidates. These criteria reflect the traits, abilities and experience that the Board looks for in determining candidates for election:

•	Directors shall have relevant expertise and experience and be able to offer advice and guidance to the CEO based on that expertise and experience;

•	Directors shall have the ability to exercise sound business judgment;

•

Directors shall represent diverse viewpoints; the personal backgrounds and qualifications of the directors, considered as a group, should provide the Company with a significant composite mix of experience, knowledge and abilities; and

•	Unless otherwise approved by the Board, directors shall not be a member of the board of directors or an officer or employee of a competitor (or an affiliate of a competitor) of the Company.

In addition to the criteria set forth above, and any others the Nominating and Governance Committee or the Board may consider, a majority of the Board’s members must be “independent,” as that term may be defined from time to time by the applicable Nasdaq listing standards, the Rules of Procedure, as well as practice 2.1.8 of the DCGC, including that an independent director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

As needed, the Nominating and Governance Committee may identify new potential director nominees by, among other means, requesting current directors and executive officers and external advisors to notify it if they become aware of persons meeting the criteria described above who would be suitable candidates for service on the Board. The committee also may, as needed, engage one or more firms that specialize in identifying director candidates.

As appropriate, the Nominating and Governance Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates the committee might be considering, and conduct, together with other members of the Board, one or more interviews with the candidate. Committee members or their designees also may contact one or more references provided by the candidate or may contact other members of the business community or persons who may have first-hand knowledge of the candidate’s talents and experience.

HOW OUR DIRECTORS ARE SELECTED AND EVALUATED (continued)

Diversity

The Board is committed to supporting, valuing and leveraging diversity in its composition, among other qualities that the Board believes serve the best interests of the Company and its stakeholders. As part of the Company’s policy to appoint a well-balanced mix of women and men to its Board, while taking into account the overall profile and selection criteria for appointments of suitable candidates to the Board, after the appointment by shareholders at the general meeting of shareholders of June 17, 2019 of Mses. Olving and Staiblin, as nominated by the board, 30% of the seats of the Board are now taken by women.

Board Refreshment

The Board, with the support of the Nominating and Governance Committee, maintains an orderly, robust process for Board refreshment and succession that is aimed at maintaining an appropriate balance with respect to the expertise, experience and diversity on the Board. The Board and its Nominating and Governance Committee regularly evaluates the Board composition with respect to, among other matters, director independence, skills, experience, expertise, diversity and other factors to ensure the Board remains well-qualified to provide effective oversight of the Company and management. The Board and the Nominating and Governance Committee regularly consider the Company’s strategy, performance, operations, relevant industry and market conditions, and current and anticipated needs in terms of particular areas of experience and expertise (e.g., risk oversight, industry, science), among many other factors, to inform these refreshment practices.

The Board continues its orderly Board succession and refreshment process, refreshing six director seats since 2015, including this year’s new executive director nominee.

The Board also remains focused on committee composition and refreshment. In August 2018, the Board refreshed the chairs of the then two Board committees (the Audit Committee and the Nominating and Compensation Committee) and, following the installment of the Nominating and Governance Committee in September 2019, the Board refreshed the composition of all three committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Rules of Procedure, a conflict needs to be reported to the Board and the Board shall resolve on the consequences, if any. In case of a conflict of interest, the director concerned is not allowed to participate in discussions or vote on such matter. If all directors have a conflict of interest, the resolution concerned will be adopted by shareholders at the general meeting of shareholders.

Other than the compensation items described below, no decisions to enter into material transactions in which there are conflicts with directors have occurred during the financial year 2019.

HOW OUR DIRECTORS ARE COMPENSATED

Non-Employee Director Compensation for 2019

The Compensation Committee has responsibility for reviewing and considering any revisions to compensation for non-executive directors. The Board reviews the Compensation Committee’s recommendations and makes the final determination regarding compensation for non-executive directors. In accordance with Dutch law, the remuneration of the non-executive directors of the Board’s committees has been set for the last time at the annual general meeting of shareholders held in 2016. Since September 2019, the Board has three—instead of two—permanent committees (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee), which is reason for the Board to consider it advisable to re-set the committee membership remuneration to conform to market levels. Refer to Item 9 below for the board proposals to the Annual General Meeting to set revised committee membership fees. It is our policy to reimburse all directors for reasonable expenses incurred in performing their duties as a director.

Cash Compensation

Sir Peter Bonfield, receives an annual fixed fee of €275,000 for serving as non-executive director and chairman of the board. The other non-executive directors receive an annual fixed fee of $85,000. Subject to the approval of the Annual General Meeting to be held on May 27, 2020 as further explained in Item 9, members of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional annual fixed fee of $15,000 and the chairs of each of these committees receive an additional annual fixed fee of $15,000.

Equity Compensation

In 2019, each non-executive director received an annual restricted share unit award with a value of $200,000. The awards were granted at the same time as the NXP annual equity grants for NXP employees, and the restricted share units fully vest on the earlier of the first anniversary of the date of grant or the next annual general meeting of shareholders. Unvested portions of their equity award are forfeited upon the termination of a non-executive director’s service on the Board, except in the case of termination of service upon death or at the request of the Board, in which case the unvested portion is fully accelerated.

Share Ownership Guidelines

Members of our Board are subject to share ownership guidelines. Non-executive directors are prohibited from selling any shares of the Company until they own shares that are valued at no less than five times the annual cash fixed fee paid to the director. Our executive director and President/CEO is subject to the share ownership guidelines described in Item 11 below.

Non-Executive Director Compensation in 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Sir Peter Bonfield	326,275	195,031	521,306
Kenneth A. Goldman	100,000	195,031	295,031
Josef Kaeser	98,750	195,031	293,781
Lena Olving[2]	50,569	195,031	245,600
Peter Smitham	111,667	195,031	306,698
Julie Southern	115,000	195,031	310,031
Jasmin Staiblin[2]	50,569	195,031	245,600
Gregory Summe	113,000	195,031	308,031
Karl-Henrik Sundström[2]	55,569	195,031	250,600
Johannes Huth[3]	44,997	—	44,997
Eric Meurice[3]	39,431	—	39,431

1.

On October 29, 2019, Sir Peter Bonfield, Messrs. Goldman, Kaeser, Smitham, Summe and Sundström and Mses. Olving, Southern and Staiblin each received an annual restricted share units (‘RSUs’) grant of 1,749 under the terms of the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan and the Director Restricted Stock Unit Award Agreement. The values in this column represent the grant date fair value of the RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). See note 2—Summary of Significant Accounting Policies ‘Share-based Compensation’ and Note 18—Share-based Compensation, both found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2019 for additional information. As of December 31, 2019, Sir Peter Bonfield, Messrs. Goldman, Kaeser, Smitham, Summe and Sundström and Mses. Olving, Southern and Staiblin each held 1,749 RSUs and no non-employee director held options.

2.

Mses. Olving and Staiblin and Mr. Sundström received a prorated portion of their annual fees as a result of their appointment as non-executive directors at the 2019 annual general meeting of shareholders (the “2019 AGM”).

3.	Messrs. Huth and Meurice received a prorated portion of their annual fees as a result of their decision not to stand for re-election to the Board at the 2019 AGM.

ITEM 4: AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES

The Board considers it in the best interest of the Company and its stakeholders for the Board to be able to react in a timely manner when strategic business opportunities arise that require the issuance of ordinary shares. For example, this designation has been used in the past in relation to the issuance of convertible bonds in 2014.

At the 2019 AGM, the shareholders authorized the Board to issue shares and to grant rights to acquire ordinary shares equal to 10% of the issued share capital for a period of 18 months, effective from June 17, 2019 to December 17, 2020, and to exclude pre-emptive rights in connection with such issue or grant of rights. It is proposed to renew this authorization for a new period of 18 months, effective from May 27, 2020 until November 27, 2021, and up to 10% of the issued share capital. The Company’s issued share capital as of March 29, 2020, was 315,519,638 ordinary shares.

Although we presently do not have specific plans to issue ordinary shares for any purpose, the Board believes that it is advisable and in the best interest of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue financing opportunities, such as the issuance of convertible notes, or acquisitions when market conditions are favorable. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our shares on Nasdaq.

Therefore, in accordance with standard Dutch practice, it is proposed to grant the Board the authorization to issue ordinary shares and grant rights to acquire ordinary shares within the limits provided in the Articles of Association (up to 10% of the issued share capital), which authorization can be used for general purposes. If this proposal is approved the prior authorization (from the 2019 AGM) will immediately expire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES.

ITEM 5: AUTHORIZATION OF THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTION RIGHTS ACCRUING IN CONNECTION WITH AN ISSUE OF SHARES OR GRANT OF RIGHTS

To the extent that the Board issues ordinary shares or grants rights to acquire ordinary shares under the authorization as set out in item 4, it is proposed to authorize the Board for a period of 18 months, effective from the Annual General Meeting, to restrict or exclude pre-emption rights accruing in connection with such issuance. In accordance with Dutch law, if less than 50% of the issued capital is represented at the Annual General Meeting, this proposal can only be adopted by a majority of at least two-thirds of the votes cast. If 50% or more of the issued capital is represented, a simple majority is sufficient to adopt this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTION RIGHTS ACCRUING IN CONNECTION WITH AN ISSUE OF SHARES OR GRANT OF RIGHTS.

ITEM 6: AUTHORIZATION OF THE BOARD TO REPURCHASE ORDINARY SHARES OF THE COMPANY

At the 2019 AGM, shareholders authorized the Board to acquire ordinary shares in the Company’s capital for a period of 18 months. It is proposed to renew and revise this authorization for a period of 18 months from the Annual General Meeting, as set out below.

The purpose of this Item is to create flexibility to return capital to the shareholders and to cover obligations of the Company to deliver ordinary shares. In addition to being a means to return value to shareholders, repurchases of shares of the Company’s own share capital could be used by the Board to demonstrate a commitment to the Company’s business and confidence in the long-term growth of NXP, provide increased liquidity for investors and cover obligations under the Company’s share-based compensation plans. Since 2017, the Company has returned $7.128 billion to shareholders through previously announced share repurchases and dividend payments, reducing our diluted share count by approximately 17 percent or 60 million shares.

The number of ordinary shares to be repurchased, if any, and the timing and manner of any repurchases will be determined after taking into consideration, amongst other things, prevailing market conditions and available resources. Under Dutch law, the number of shares held by the Company and its subsidiaries may not exceed 50% of the issued share capital.

As per March 29, 2020 the Company holds 36,518,520 treasury shares or 11.6 percent of the issued share capital. The Board considers it desirable to propose to the shareholders create the flexibility to continue with share repurchases. As such, it is proposed to authorize the Board for a period of 18 months, with effect from the Annual General Meeting, to repurchase ordinary shares up to 10% of the issued share capital as per the date of the Annual General Meeting. Shares may only be repurchased pursuant to this authorization so long as the total number of shares held by the Company in treasury does not exceed 20% of the Company’s issued share capital. The repurchases may take place on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements. Such repurchases may be made at prices ranging between €0.01 and a price equal to 110% of the market price of the ordinary shares on Nasdaq, market price being the average of the closing prices for the ordinary shares on Nasdaq on the five trading days prior to the date of the acquisition, provided that (i) for self-tender offers, the market price shall be the volume weighted average price (“VWAP”) for the ordinary shares on Nasdaq during a period, determined by the Board, of no less than one trading day and no greater than five trading days prior to the expiration of the tender offer, and (ii) for accelerated repurchase arrangements, the market price shall be the VWAP for the ordinary shares on Nasdaq over the term of the arrangement. If this authorization is granted, the existing authorization as granted in 2019 will cease to apply as per the moment this authorization takes effect.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO REPURCHASE THE COMPANY’S ORDINARY SHARES.

ITEM 7: AUTHORIZATION OF THE BOARD TO CANCEL THE COMPANY’S ORDINARY SHARES HELD OR TO BE ACQUIRED

It is proposed to authorize the Board to cancel any or all ordinary shares in the share capital of the Company held or repurchased by the Company resulting in a reduction of the Company’s issued ordinary shares. The cancellation may be executed in one or more tranches. The number of ordinary shares that will be cancelled (whether or not in a tranche) will be determined by the Board, with a maximum equal to the number of ordinary shares that may be acquired pursuant to Item 6.

Pursuant to Dutch law, cancellation may not be effected earlier than two months after the resolution to cancel ordinary shares is adopted and publicly announced; this will apply for each tranche. The purpose of this proposal is to authorize the cancellation of ordinary shares held by the Company or that have been acquired in accordance with Item 6, to the extent that such ordinary shares shall not be used to cover obligations under share-based remuneration or other obligations.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO CANCEL THE COMPANY’S ORDINARY SHARES HELD OR TO BE ACQUIRED.

ITEM 8: APPOINTMENT OF ERNST & YOUNG ACCOUNTANTS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR A THREE-YEAR PERIOD, STARTING WITH THE 2020 FISCAL YEAR

In accordance with the procedures set forth in the Company’s policy on auditor independence, the Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm as referred to in Article 32 of the Articles for the Company’s fiscal years ending December 31, 2020 through December 31, 2022. The Company invited several independent registered public accounting firms to participate in this process.

As a result of the review of proposals from the independent registered public accounting firms that participated, on November 19, 2019, the Board as advised by the Audit Committee determined to recommend that Ernst & Young Accountants LLP (“E&Y”) stand for appointment as the Company’s independent registered public accounting firm for the Company’s fiscal years ending December 31, 2020 through December 31, 2022 at the 2020 AGM under the requirement under Dutch law and as set forth in the Articles, subject to the completion of E&Y’s standard client acceptance procedures.

During the years ended December 31, 2018 and December 31, 2017, and the subsequent interim period through the date hereof, neither the Company nor anyone acting on its behalf consulted with E&Y regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matters that were the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Representatives of both KPMG and E&Y will participate in the 2020 AGM, will be available to respond to appropriate questions from our stockholders and may make a statement if they desire to do so.

Independent Registered Public Accounting Firm

KPMG has been the Company’s independent registered public accounting firm, as referred to in Article 32 of the Company’s articles of association (the “Articles”), since 2009. KPMG was the Company’s independent registered public accounting firm until the completion of KPMG’s audit of the Company’s statutory annual accounts as of and for the year ended December 31, 2019 prepared in accordance with IFRS and consolidated financial statements in conformity with US GAAP as of and for the years ended December 31, 2018 and December 31, 2019.

The aggregate fees for professional services rendered by KPMG to NXP were $4.9 million for 2019 and $5.4 million for 2018.

Auditors’ Fees

The following table shows the fees for professional audit services rendered by KPMG for the audit of our annual financial statements and review of our interim financial statements for 2019 and 2018, and fees for other services rendered by KPMG for 2019 and 2018:

	Year Ended December 31,
Fees	2019 (in millions)	2018 (in millions)
Audit Fees(1)	$4.7	$5.3
Audit-Related Fees(2)	0.2	0.1
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$4.9	$5.4

(1)

Audit fees relate to professional services rendered in connection with the audit of NXP’s annual financial statements and internal control over financial reporting, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings

(2)	Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of NXP’s financial statements.

ITEM 8: APPOINTMENT OF ERNST & YOUNG ACCOUNTANTS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR A THREE-YEAR PERIOD, STARTING WITH THE 2020 FISCAL YEAR (continued)

Audit Committee Pre-Approval Policies

The Audit Committee has adopted rules for the pre-approval by the Audit Committee of all services to be provided by the external auditor. Proposed services may be pre-approved at the beginning of the year by the Audit Committee (annual pre-approval) or may be pre-approved during the year in respect of a particular engagement (specific pre-approval). The pre-approval is based on a detailed, itemized list of services to be provided, designed to ensure that there is no management discretion in determining whether a service has been approved and to ensure the Audit Committee is informed of each service it is pre-approving. Unless covered by the pre-approved services, each proposed service requires specific pre-approval during the year. Any pre-approved services where the fee for the engagement is expected to exceed pre-approved cost levels or budgeted amounts will also require specific pre-approval. During 2019, there were no services provided to the Company by the external auditors which were not pre-approved by the Audit Committee.

In 2019, the external auditor attended all formal meetings of the Audit Committee. The findings of the external auditor, the audit approach and the risk analysis are also discussed at these meetings. The external auditor also refers in its reporting to the Audit Committee of the Board to the financial reporting risks and issues that were identified during the audit, internal control matters, and any other matters, as appropriate, requiring communication under the auditing standards generally accepted in The Netherlands and the United States.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG ACCOUNTANTS LLP AS NXP’S INDEPENDENT AUDITORS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2020, 2021 AND 2022.

ITEM 9: REMUNERATION OF THE MEMBERS AND CHAIRS OF THE AUDIT COMMITTEE, THE COMPENSATION COMMITTEE, AND THE NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

In accordance with Dutch law, the remuneration of the non-executive directors of the Board’s committees has been set for the last time at the annual general meeting of shareholders held in 2016. Since then, in September 2019, the Board installed three permanent committees (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee), which is reason for the Board to consider it advisable to re-set the committee membership remuneration to conform to market levels.

The board proposes to the Annual General Meeting to set the following committee membership fees, applicable as of September 1, 2019:

•	Members of all permanent committees (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee) will receive an annual fixed fee of $15,000; and

•	Chairs of all permanent committees will receive, in addition to their committee annual fixed fee remuneration, an annual fixed Chair fee of $15,000.

No further changes in cash remuneration or equity grants to members of the Board are proposed.

THE BOARD RECOMMENDS A VOTE “FOR” THE REMUNERATION OF THE MEMBERS AND CHAIRS OF THE AUDIT COMMITTEE, THE COMPENSATION COMMITTEE AND THE NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD.

ITEM 10: AMENDMENT OF THE COMPANY’S ARTICLES OF ASSOCIATION

Effective August 1, 2019, the Company has elected to transition to U.S. domestic filer status under the U.S. federal securities laws and to cease making use of the “foreign private issuer” accommodations. As part of this transition, we also had to comply with a Nasdaq listing standard that the Company’s by-laws provide for a quorum of at least 33 1/3 percent of the outstanding shares of the Company’s common voting stock.

Given that Dutch law does not require by-laws, in November 2019 the Board inserted in its Rules of Procedure a requirement that the chair of the shareholder meeting would not hold the meeting unless shareholders representing at least 33 1/3 of outstanding issued share capital were either physically present or represented by proxy. As a next step, the Board also wants to reflect in the Articles of Association that the quorum requirement is at a level high enough to ensure that generally a broad range of shareholders are represented in person or by proxy. In line with best practices, the Board proposes a quorum of more than 50% of the issued and outstanding shares.

The Board proposes to the Annual General Meeting to make the following amendment—new proposed text underscored—of the Articles of Association (in the English and Dutch text):

English text	Dutch (leading) tekst:

“28.1 Subject to any provision of mandatory law and any higher quorum requirement stipulated by the Articles of Association, the General Meeting can only pass resolutions if at least the majority of the issued and outstanding shares in the Company’s capital are present or represented at such General Meeting. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.	“28.1 Met inachtneming van enige dwingende bepaling van de wet en enig hoger quorum bedongen in deze Statuten, kan de Algemene Vergadering slechts besluiten nemen indien meer dan helft van de geplaatste en uitstaande aandelen in het kapitaal van de Vennootschap aanwezig of vertegenwoordigd is in de Algemene Vergadering.

Resolutions proposed to the General Meeting by the Board shall be adopted by a simple majority unless the law or the Articles of Association determine otherwise. Unless another majority of votes or quorum is required by virtue of the law, all other resolutions shall be adopted by at least a two thirds majority of the votes cast, provided such majority represents at least half of the issued share capital.	Besluiten op voorstel van het Bestuur worden door de Algemene Vergadering genomen bij volstrekte meerderheid van de uitgebrachte stemmen, tenzij de Statuten of de wet anders bepalen. Tenzij de wet een andere meerderheid of quorum voorschrijft, worden alle overige besluiten genomen met een tweederde meerderheid van stemmen, welke meerderheid ten minste de helft van het geplaatste kapitaal vertegenwoordigt.

For the purpose of this paragraph 28.1, a second meeting referred to in article 120, paragraph 3 of Book 2 Dutch Civil Code cannot be convened.”	Voor de toepassing van dit artikel 28.1 kan een tweede vergadering als bedoeld in artikel 120, lid 3 van Boek 2 Burgerlijk Wetboek niet worden gehouden.”

Shareholders at the Annual General Meeting will only be able to resolve to amend the Articles of Association at the proposal of the Board. A proposal to amend the Articles of Association whereby any change would be made in the rights which vest in the holders of shares of a specific class in their capacity as such, shall require the prior approval of the meeting of holders of the shares of that specific class.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE COMPANY’S ARTICLES OF ASSOCIATION.

ITEM 11: NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing the following non-binding, advisory vote to approve the compensation of our Named Executive Officers as required under Section 14A of the Exchange Act. We are requesting our shareholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis (“CD&A”), related compensation disclosure tables and narrative disclosures of this proxy statement.

For the reasons more fully discussed in the CD&A, the Board unanimously recommends a vote “For” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this proxy statement.”

You may vote “For” or “Against” this proposal, or you may abstain from voting. Although the vote on this Item 11 is advisory and non-binding, the Compensation Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program. For shareholders to adopt the non-binding resolution approving the compensation of our Named Executive Officers, a majority of the votes cast must vote “For” this proposal. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS

•

Richard L. Clemmer (1951, American). Mr. Clemmer became executive director and Chief Executive Officer of NXP on January 1, 2009. Mr. Clemmer will be succeeded as Chief Executive Officer by Kurt Sievers immediately after the AGM and will not stand for re-election as executive director at the AGM. Prior to his role as Chief Executive Officer, he was a senior advisor to KKR & Co., Inc., a private equity firm, a position he held from May 2007 to December 2008. Mr. Clemmer previously served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company that was acquired in 2007 by LSI Logic Corporation, from October 2005 to April 2007. Mr. Clemmer is a member of the board of directors and Chairman of Privafy, Inc., a security SaaS company, and he is a member of the board of directors of NCR Corporation and HP Inc.

•

Kurt Sievers (1969, German). Mr. Sievers is currently president and member of the management team, overseeing all of the company’s business lines. As discussed above, Mr. Sievers was nominated by the Board for appointment as executive director in connection with his appointment as Chief Executive Officer. In addition, he is Managing Director at NXP Semiconductors Germany GmbH. Mr. Sievers joined NXP in 1995, and rapidly moved through a series of Marketing & Sales, Product Definition & Development, Strategy and General Management leadership positions across a broad number of market segments. He has been a member of the executive management team since 2009, where he has been instrumental in the definition and implementation of the NXP High-Performance Mixed Signal strategy. In 2015, Mr. Sievers was influential in the merger of NXP and Freescale Semiconductor. Mr. Sievers serves on the Board of the German National Electrical and Electronics Industry Association (ZVEI) and chairs the Advisory Board of the international trade-fair Electronica. He also serves as a board member of PENTA and AENEAS, the clusters for application and technology research in Europe on nano-electronics. In his role as managing director for NXP Germany, Sievers serves as a member of the Asia-Pacific-Committee of German Business (APA) and as a member of the Board at the German Asia-Pacific Business Association (OAV), acting as the spokesperson for the Republic of Korea. Mr. Sievers earned a master’s degree in physics and information technology from Augsburg University, Germany.

•

Peter Kelly (1957, American). Mr. Kelly is executive vice president, chief financial officer and a member of the management team. He joined NXP in March 2011 and serves as NXP’s chief financial officer. Mr. Kelly has over 30 years of applicable experience in the global technology industry and has extensive financial expertise having worked in financial management positions in several other companies, including as CFO of UGI Corp. and Agere Systems Inc. Mr. Kelly also serves on the board and is Chair of the Audit Committee of Plexus, Corp.

EXECUTIVE OFFICERS (continued)

•

Stephen Owen (1960, Dutch). Mr. Owen is executive vice president, global sales & marketing and member of the management team. He has extensive experience in developing business internationally and served in various marketing and sales leadership positions at NXP and Philips since 1998.

•

David Reed (1958, American). Mr. Reed is executive vice president of Technology and Operations at NXP. He joined NXP in 2015, having served as general manager at Freescale until the merger with NXP. He has 30 years of extensive international experience with global execution of fabs, assembly/test, packaging, R&D, foundries and joint ventures for Analog, Automotive, Logic and Wireless customers. He joined Freescale Semiconductor in 2012 as Senior Vice President, Manufacturing Operations. Previously he was vice president and general manager at GLOBALFOUNDRIES. He began his career at Texas Instruments in 1984 where he held multiple overseas and leadership assignments.

•

Keith Shull (1951, American). Mr. Shull is executive vice president and chief human resources officer for NXP. He joined NXP in 2015 and has over 35 years of experience, having led global HR organizations in a range of industries worldwide, including Arrow Electronics, Visteon and Walter Energy.

•

Jennifer Wuamett (1965, American). Ms. Wuamett is executive vice president, general counsel, secretary of our board of directors and member of the management team and has served in this role since September 2018. Previously, Ms. Wuamett served as Senior Vice President and Deputy General Counsel at NXP. Prior to that, she was Freescale’s Senior Vice President, General Counsel and Secretary and has served in various positions at Freescale and Motorola since 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common shares as of March 29, 2020, by:

•	each person who is known by us to beneficially own more than 5% of our common shares;

•	each of our directors;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

Percentage computations are based on 279,001,118 common shares outstanding as of March 29, 2020 and excludes 36,518,520 treasury shares held by the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth above and in the notes to the table. Information with respect to each fund described in the table is based on information provided to us by such funds. Unless otherwise indicated, the address of each person named in the table is c/o NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands.

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
FMR LLC[1]	24,660,005	8.84%
T. Rowe[2]	24,617,255	8.82%
BlackRock, Inc.[3]	16,560,729	5.94%
Richard L. Clemmer[4,5]	987,612	*
Sir Peter Bonfield[6]	27,300	*
Kenneth A. Goldman[6]	24,589	*
Josef Kaeser[6]	39,556	*
Lena Olving[6]	1,749	*
Peter Smitham[6]	5,641	*
Julie Southern[6]	12,581	*
Jasmin Staiblin[6]	1,749	*
Gregory Summe[6],7	13,342	*
Karl-Henrik Sundström[6]	1,749	*
Kurt Sievers[4]	77,150	*
Peter Kelly[4,8]	314,861	*
Stephen Owen[4]	1,883	*
David W. Reed[4]	48,385	*
Directors and executive officers as a group[9]	1,574,968	*

*	Represents less than 1%.
1.

Information about the number of common shares owned by FMR LLC (“FMR”) on December 31, 2019, is based solely on a Schedule 13G filed by FMR LLC with the SEC on February 2, 2020, reporting share ownership as of December 31, 2019. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210. FMR, along with certain of its subsidiaries and affiliates, and other companies, beneficially owned an aggregate of 24,660,005 common shares, has sole power to vote 2,929,729 shares and the sole power to dispose of 24,660,005 shares of our common stock. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

2.

Information about the number of common shares owned by T. Rowe Price Associates, Inc. (“T. Rowe”) on December 31, 2019, is based solely on a Schedule 13G/A filed by T. Rowe with the SEC on February 14, 2020. T. Rowe’s address is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe beneficially owned an aggregate of 24,617,255 common shares, has sole power to vote 9,092,895 shares and the sole power to dispose of 24,600,772 shares of our common stock.

3.

Information about the number of common shares owned by BlackRock, Inc. (“Blackrock”) on December 31, 2019, is based solely on a Schedule 13G filed by Blackrock with the SEC on February 10, 2020. Blackrock’s address is 55 East 52nd Street, New York, NY 10055. Blackrock beneficially owned an aggregate of 16,560,729 common shares, has sole power to vote 15,010,079 shares and the sole power to dispose of 16,560,729 shares of our common stock.

4.

These amounts include shares that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 29, 2020, as follows: 138,734 shares for Mr. Clemmer, 35,886 shares for Mr. Sievers, 206,346 shares for Mr. Kelly and 30,143 shares for Mr. Reed.

5.	Includes 5,000 and 100 shares held by his spouse and son respectively.
6.	Includes 1,749 RSUs that vest within 60 days of March 29, 2020.
7.	Includes 3,000 shares held by the G L Summe Irrevocable Trust.
8.	Includes 40,000 shares held by 2019 GRAT.
9.	Includes 419,503 shares that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 29, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2019 executive compensation program for the following executive officers (collectively, the “Named Executive Officers” or “NEOs”):

Name	Title
Richard Clemmer	Executive Director and Chief Executive Officer
Kurt Sievers	President
Peter Kelly	Executive Vice President and Chief Financial Officer
Stephen Owen	Executive Vice President Global Sales and Marketing
David Reed	Executive Vice President Technology and Operations

We encourage shareholders to understand our beliefs in rewarding our executives. Therefore, we are providing an overview of the philosophies, principles and practices that we employ, as governed by the Board of Directors of NXP (the “Board”). The NEOs, under the leadership of our Executive Director and Chief Executive Officer (our “CEO”) and the other members of the Board, are held accountable for delivering results, while simultaneously creating a culture of innovation and customer focus. The compensation of our CEO is determined by the Board in accordance with the principles set forth in the remuneration policy for executive and non-executive directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

2019 Performance was Strong Despite Market Headwinds

In 2019, the global semiconductor market in which NXP competes experienced a significant decline due to a variety of macroeconomic dynamics that were generally outside of the control of our management team (e.g., US-China trade disputes, global supply and demand dynamics, political uncertainty, delayed capital investment decisions by a number of companies). This resulted in revenue reductions across the industry and for NXP. Despite these challenges, we achieved a number of financial, strategic, and operational successes during 2019:

*

non-GAAP gross margin and non-GAAP operating margin are financial measures that do not comply with US GAAP. Appendix A to this Proxy Statement quantifies and reconciles these measures to the comparable US GAAP financial measures.

Following the termination of the Qualcomm acquisition in July 2018, 2019 marked the first full fiscal year of the re-established NXP. We continued to implement our strategic business plan that sets us on a solid path for growth and increasing shareholder value, while also maintaining the flexibility to adjust to the ever-changing global market environment. The business plan also ensures we meet our customers’, employees’ and other stakeholders’, including suppliers’ and local communities’, needs while maximizing shareholders’ returns.

EXECUTIVE COMPENSATION (continued)

Furthermore, we continued to maintain a high standard with respect to incentive plan goal setting, even in the face of the market headwinds we experienced during 2019. Our strong commitment to our pay for performance philosophy was reflected in the performance goals we established for 2019, and ultimately in the results and amounts that were earned or vested under our annual and long-term incentive programs for our NEOs.

Perspectives on Shareholder Performance

On October 27, 2016, Qualcomm and NXP announced an agreement in which Qualcomm would acquire NXP for $110 per share; on February 20, 2018, the agreed price was increased to $127.50 per share. After failing to receive the necessary regulatory approvals in China, Qualcomm ultimately dropped its acquisition bid on July 26, 2018.

Company performance and its link to pay for performance is often measured via a company’s three-year total shareholder return (“TSR”). However, a three-year analysis is not an appropriate reflection of management performance in the case of NXP as management had very little influence on NXP’s stock price performance in the first half of the three-year period ending December 31, 2019, given the Qualcomm transaction period.

Following the acquisition announcement and consistent with most transactions, NXP’s stock price immediately increased to at or near the acquisition price in the fall of 2016 and traded within a narrow range, and tighter than our peer group average over the same period, until the deal was terminated in mid-2018. During this time, NXP’s management had very little potential influence on the stock price, regardless of management’s actions and the organization’s success. Once the transaction was terminated and after a period of volatility driven by the change in our shareholder base, NXP’s stock price began to trade again based on management’s decisions, company performance and the general market conditions.

Thus, instead of comparing results since the beginning of 2017, a more appropriate comparison is to review NXP’s results relative to its peers since the acquisition was officially terminated. Any assessment of pay for performance alignment should also be conducted in this manner. NXP’s stock price performance was strong in 2019, both on an absolute basis and relative to our peers, with our stock price ranging from $71.56 on January 2, 2019 to a high of $129.50 on December 20, 2019. While stock price performance is unpredictable, we believe that strong, stable leadership and aligned shareholder and Company interests are contributing factors. The following table shows NXP’s stock price performance following the termination of the acquisition in July 2018 to the end of 2019.

NXP initiated a share buy-back program which has reduced the diluted share count by 19% with direct impact to the shareholders. In 2018, we also initiated a dividend program which was increased in 2019. This program has delivered over $6 Billion in value directly to shareholders.

Compensation Philosophy

As previously described in the Governance section of this Proxy, our long-term strategy is to maximize value for our shareholders and other stakeholders and generate strong cash flows. By driving relative market share, exceeding customer expectations and highly engaging our employees we expect to be able to grow 50% faster than the market in general. Our purpose and goal is to provide Secure Connections for a Smarter World, a mission inspired by our customer-focused passion to win. We have directly linked NEO pay to stakeholder interests and to the innovations we deliver through our products.

EXECUTIVE COMPENSATION (continued)

We operate globally and our executives are located in multiple countries. As a result, our pay philosophy considers both the overall importance of consistency across the geographies in which we operate and where our executive talent resides, as well as the need to ensure competitive practices within a local country. Our executive compensation program is designed to:

✓	Enable the organization to attract, retain, motivate and grow highly qualified talent with competitive and comprehensive programs

✓

Align to stakeholder interests, including shareholders, customers, employees, suppliers, as well as local and international communities where we operate, by delivering short and long term corporate strategic goals

✓	Create, develop and reward our smart, dedicated, hard-working and innovative executive and management team

✓	Reward both collective and individual performance with highly competitive rewards for outstanding performance consistent with our top pay for superior performance

✓	Deliver fiscally sound practices while maximizing the value to individuals and NXP

✓	Align to and reward demonstration of corporate values in support of our strong corporate culture

Key Practices in Determining Executive Compensation

The compensation of our CEO, Mr. Richard Clemmer, is determined by the Board in accordance with the principles set forth in the remuneration policy for executive and non-executive Directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

The compensation of our other NEOs is also governed by the Board with a number of specific actions taken to ensure the direct connection of rewards to key performance outcomes aligning executive pay to short and long-term stakeholder interests. Overall, our programs are competitive in the marketplace and highly incentive-based, with a majority of compensation at-risk which can be earned via our short and long term incentive programs based on overall Company and individual performance.

What We Do	What We Do NOT Do

✓   Emphasize pay for performance

✓   Tie a significant majority of our executives’ pay to Company performance and use multiple performance metrics, both long and short term

✓   Cap incentive plan payouts at 200% of target

✓   Maintain meaningful stock ownership guidelines for executives and Directors

✓   Use an independent Compensation Consultant to guide the Compensation plans

✓   Include a “double-trigger” provision under our cash and equity incentive plans in the event of a change-in-control

✓   Conduct an annual risk assessment of our compensation programs

✓   Maintain a robust clawback policy covering cash and equity incentive plan awards for executives and Directors

✓   Follow principles of our shareholder approved executive and non-executive director remuneration policy

×  Re-price options

×  Provide for guaranteed salary increases or payouts for performance-based awards

×  Provide for excise tax gross-ups

×  Provide above market returns on deferred compensation plans

×  Permit short sales, hedging, and transactions involving derivatives of our stock

×  Allow the pledging of Company stock by directors, executive officers and certain other employees

EXECUTIVE COMPENSATION (continued)

Proactive Shareholder Engagement

We recognize the importance of regular engagement, communication, and transparency with our shareholders. As a result, we maintain an ongoing process to proactively engage with existing and potential shareholders to provide insights into the operating performance of the Company. Throughout this process, we seek to gain feedback on our business strategy, compensation practices, governance topics, and other related issues. During 2019, management held discussions with a cross-section of our shareholders owning 60 – 70% of our shares at the time. Consistent with past practice, management and members of the Board continued ongoing engagement with shareholders and the investment community. In connection with these discussions, our shareholders approved the 2019 Omnibus Incentive Plan which provides for parameters of cash and equity-based incentive awards for employees including our NEOs.

Our Board and executives thoughtfully considered and evaluated important information and decided upon the most appropriate next steps considering all relevant stakeholders. We believe our current executive compensation programs reflect current market practices and align with our shareholder concerns. Especially important is the connection between our operational and financial goals and results to the pay of our executives along with the benefit of our shareholders. We look forward to continuing the engagement process in future years.

Key Components of Our Executive Compensation Program

Pay Component	What It Does	How it Reinforces Our Compensation Philosophy
Base Salary	Provides a fixed cash compensation based on an individual’s role, experience, capability, and contributions aligned with competitive benchmarks in local, regional and global talent markets	Attracts, retains, motivates, and enables us to develop highly qualified executive leaders
Annual Incentive Plan (“AIP”)	Rewards achievement of business/function, and/or overall corporate results against key Company near-term goals	Rewards Company performance against challenging short-term targets, with highly competitive rewards for outstanding performance
Performance-Based Restricted Stock Units (“PSU”)	Meaningfully incents management to execute on our longer-term business objectives driving long-term shareholder value creation	Aligns with shareholder interests by driving superior performance against longer-term corporate financial, operational, and strategic goals
Restricted Stock Units (“RSU”)	Aligns executives’ interests with those of shareholders over time	Aligns with shareholder interests, while also establishing strong retention of our highly qualified executive talent over time
Benefits and Other Compensation

Generally delivers local programs, consistent with other employees, to plan for various life events of our executives; supports the varying needs of executives operating in a complex, global environment; allows executives to maximize time and attention on activities driving company performance

Attracts, retains, motivates, and enables us to develop highly qualified executive leaders while providing a competitive overall total rewards program

EXECUTIVE COMPENSATION (continued)

A Large Majority of Our NEOs’ Target Pay is At-Risk

Our performance-based culture and pay-for-performance philosophy strongly align the interests of our executives with those of our stakeholders. As shown in the following charts, our 2019 target executive compensation program was focused extensively on variable, performance-based and at-risk compensation.

Peer Group

For 2019, the Compensation Committee—in conjunction with Mercer, the Compensation Committee’s independent advisor, and management—reviewed and updated NXP’s peer group (the “Peer Group”) for use in understanding market competitive pay levels for various executive positions, as well as other competitive compensation practices and plan designs. To determine the companies to include in the Peer Group, a variety of factors were considered by the Compensation Committee, including revenue, market capitalization, enterprise value, similarities to the industries in which we operate, and the overlapping labor market for top management talent. As a result of this review, the Compensation Committee added three companies to the group for 2019: Marvell Technology Group, Maxim Integrated Products, and Microchip Technology. The Compensation Committee reviews the Peer Group regularly to ensure the most appropriate information is used in making executive compensation decisions.

For 2019, our Peer Group consisted of the following companies:

PEER GROUP
Advanced Micro Devices	Microchip Technology
Analog Devices	Micron Technology
Applied Materials	NVIDIA
ASML Holding	ON Semiconductor
Broadcom	QUALCOMM
Corning	STMicroelectronics
Infineon Technologies	Seagate Technology
Lam Research	TE Connectivity
Marvell Technology	Texas Instruments
Maxim Integrated Products	Western Digital

EXECUTIVE COMPENSATION (continued)

Competitive data associated with this Peer Group is evaluated annually by the Compensation Committee to:

•	Use as the basis for setting target total compensation, after promotions or at time of hire

•	Drive appropriate pay levels to attract, retain, motivate and develop our executive team

•	Ensure that we provide market competitive programs—both individually and in aggregate

•	Calibrate relative shareholder return for purposes of determining the vesting of performance-based stock unit plans (see further discussion later in this proxy)

In addition to our Peer Group, the Compensation Committee, along with Mercer and management, reviews compensation information from published surveys in order to assess select roles and provide a broader view of the local and global competitive marketplace. From time to time, we will evaluate information on pay levels and plan designs from other comparable companies that we believe are important for a more comprehensive understanding of our industry and/or broader market practices. We believe this broader look is relevant in certain instances in order to capture competitors for customers, capital, and talent.

2019 Compensation Decisions

Base Salary

Base salary represents annual fixed compensation and is a standard element of our executive compensation program we believe is necessary to attract and retain talent. The Compensation Committee reviews and approves each NEO’s base salary after assessing the following:

•	An individual’s role, performance and contributions, experience, and internal equity considerations relative to other executives with similar level roles and responsibilities;

•	The competitive landscape, including the compensation practices of the companies in our Peer Group (and where appropriate, survey data from a broader index of comparable public companies); and

•	Our business strategy and compensation philosophy.

After thoughtful consideration of all of these factors, the Compensation Committee decided not to provide base salary increases to any of our NEOs in 2019. As a result, the 2019 annual base salary for each of our NEOs was as follows:

Name	2019 Annual Salary ($)
Richard Clemmer	$1,345,200
Kurt Sievers	$745,465
Peter Kelly	$750,000
Stephen Owen	$504,450
David Reed	$525,000

Note: The average exchange rate of 1.121 (internal annual average rate) was used to convert from Euros to USD for Messrs. Clemmer, Sievers and Owen who are each paid in Euros.

Annual Incentive Program

The Annual Incentive Plan (“AIP”) is the primary short-term incentive vehicle that we use to drive performance on an annual basis. The AIP focuses on annual performance metrics critical to NXP’s success. These metrics and goals and their associated performance ranges are established near the start of the fiscal year and approved by the Compensation Committee. The AIP is a plan under the Company’s 2019 Omnibus Incentive Plan.

EXECUTIVE COMPENSATION (continued)

The Compensation Committee also approves AIP targets at the start of the year for each NEO after holistically considering the individual’s role, experience, contributions to the Company, market data, and internal equity with other executives with similar level roles and responsibilities. The 2019 AIP targets approved for the NEOs were as follows and remain unchanged from 2018:

Name	AIP Target (% of Base Salary)
Richard Clemmer	150%
Kurt Sievers	100%
Peter Kelly	100%
Stephen Owen	80%
David Reed	80%

For 2019, our AIP had two financial components with the overall payout opportunity capped at 200% of target:

•

Revenue Growth & Market Share Gain: NXP is a market leader in multiple markets. Continuing to grow our revenues and market leading position in these markets, as well as expand revenues and market share in our other targeted markets, is vital to our continued success

•

Non-GAAP Gross Margin* Expansion: Non-GAAP Gross Margin forms the cornerstone to driving our overall profitability. Successfully delivering differentiated new products that drive value to our customers is critical to delivering profitable growth.

*	Non-GAAP Gross margin is a financial measure that does not comply with US GAAP. Appendix A to this Proxy Statement quantifies and reconciles it to the comparable 2019 US GAAP financial measures.

The following table shows the metrics, weightings, and performance levels for the Corporate Financial Performance Component and resulting Pay Factor of our 2019 AIP:

		CORPORATE FINANCIAL PERFORMANCE(3)			PAYOUT (% OF TARGET)
Metric	Weighting	Threshold	Target	Maximum	Threshold	Target	Maximum
Market Share(1)		Gating factor: market share must be maintained for revenue to payout
Revenue Growth	50%	0%	5%	10%	20%	100%	200%
Non-GAAP Gross Margin(2)	50%	54%	55%	56%	20%	100%	200%

(1)

If market share is not maintained, the payout for the revenue metric will be zero. Market share is based on the “World Semiconductors Trade Statistics” (WSTS) an industry association in which NXP participates. WSTS collects the revenue (billings) of several major semiconductor companies and calculates the size of the total available market (TAM) based on this input. We have set a target for market share growth and measure our performance against this commonly recognized source of reliable market share data. We calculate our market share by dividing our revenue by the total available market size adjusted for sectors NXP is not active in (TAM focus) and incidental adjustments for material deviations as determined by CMA.

(2)	If NXP’s non-GAAP gross margin is below 53%, it would result in zero funding for the plan regardless of revenue growth performance
(3)	For performance between those levels shown in the table, the percentage of target awards that would be earned is determined using linear interpolation.

In keeping with our strong pay for performance philosophy, the measures that were set forth at the beginning of the year were not adjusted for market conditions. These goals were aggressively set at stretch performance expectations.

EXECUTIVE COMPENSATION (continued)

Based on our 2019 performance, the Corporate Financial Component of our AIP was not earned at threshold:

Metric	Weighting	Actual Performance	Payout (% of Target)
Revenue Growth(1)	50%	Revenue performance was -6% not meeting threshold performance	0%
Non-GAAP Gross Margin(2)	50%	53.5% which did not meet threshold performance	0%
Payout Earned			0%

(1)	NXP’s performance for revenue growth was -6% yielding a 0% payout
(2)	NXP’s non- GAAP gross margin is below 54% threshold though it did improve year over year to 53.5%

Long-Term Incentive (“LTI”) Program

A fundamental underpinning of our LTI program design is to align our NEOs’ and other key strategic decision makers’ interests with those of our shareholders. The roles that our executives play are critical to NXP’s long-term success, including driving our vision, strategy, and corporate culture. As a result, we tie over 70% of our executives’ target pay to both Company and NXP’s stock price performance through the use of LTI. For 2019, we granted the following types of LTI awards to our NEOs:

LTI Award Type	Target Weighting	Vesting Schedule	Vesting Provisions
PSUs	70%	100% after year 3	Performance-based contingent on NXP’s Relative Total Shareholder Return (“TSR”) performance with a vesting range of 0 – 200%
RSUs	30%	1/3rd per year starting on the first anniversary of the grant date	Service-based

PSUs: For our 2019 PSU grants, the number of shares earned will be contingent upon NXP’s relative TSR performance versus the Peer Group from October 29, 2019 through October 28, 2022. TSR is a powerful measure that aligns directly with shareholder interests for stock price appreciation that also reflects the important performance factors influencing TSR including financial performance as well as other considerations such as items discussed in the Governance and Sustainability sections of this proxy. The number of PSUs ultimately earned at the end of the performance period will be based on the following payout schedule, with the overall payout opportunity capped at 200% of target for performance at or above the 75th percentile of the Peer Group:

NXP Relative TSR Percentile Rank vs. Peers	% of Target PSUs Vesting
75th Percentile or Greater	200%
50th Percentile	100%
25th Percentile	50%
Less than 25th Percentile	0%

For performance between those levels shown in the preceding table, the percentage of target PSUs to vest will be determined using linear interpolation. The final number of PSUs earned will be capped at 100% of target if NXP’s TSR for the performance period is negative, regardless of the Company’s relative performance.

RSUs: The RSUs granted to our NEOs vest 1/3rd per year starting on the first anniversary of the grant date.

EXECUTIVE COMPENSATION (continued)

2019 LTI Awards

In determining the target LTI award levels for 2019, the Compensation Committee holistically assessed each individual’s role, experience, contributions to the Company, market data, and internal equity with other executives with similar level roles and responsibilities. The Compensation Committee also considered the appropriate balance between time-vested and performance-vested awards and the strong Compensation Philosophies of aligning to shareholder interests and paying for performance as outlined earlier. Following thoughtful consideration of all relevant factors, the Compensation Committee approved the individual target LTI levels and grants to our NEOs for 2019 as follows to be earned over the next three years:

Name	Target LTI ($)	70% PSUs ($)	PSUs Granted (at Target) (#)	30% RSUs ($)	RSUs Granted (#)
Richard Clemmer	$15,000,000	$10,500,000	91,776	$4,500,000	39,333
Kurt Sievers	$6,500,000	$4,550,000	39,770	$1,950,000	17,044
Peter Kelly	$3,000,000	$2,100,000	18,356	$900,000	7,867
Stephen Owen	$2,500,000	$1,750,000	15,296	$750,000	6,556
David Reed	$2,000,000	$1,400,000	12,237	$600,000	5,245

2018 Re-Boot Awards

In 2018, the anticipated acquisition of NXP by Qualcomm was terminated. Our Board and CEO recognized that keeping key, strategic leaders focused on delivering future performance was crucial. In addition, our CEO and NEOs met with our top shareholders to discuss our intent.

There was an immediate need to secure the continued services and drive performance of our strong, committed, and well-equipped leadership team to ensure that NXP continued to be a high performing, innovative, and customer-focused organization. The loss of our key, strategic leaders was identified as a risk to continued business performance. To help accomplish this objective, the Nominating and Compensation Committee awarded our CEO and other NEOs, as well other executives, LTI grants with a higher target value than in previous years.

For our NEOs, a large majority of these awards were performance-based; comprised of 70% PSUs contingent upon NXP’s relative TSR performance over a three-year performance period, and 30% RSUs that vest ratably over a three-year period. The Compensation Committee believes that these awards enhanced alignment of the interests of our executives and other key employees with those of our shareholders and other stakeholders, as it secures continued services of a well-equipped leadership team and drives the immediate focus to restore NXPs pre-transaction share price. The grant date fair value of these awards is shown for 2018 in the Summary Compensation Table of this proxy. The total target value of all re-boot grants to the approximately 150 recipients (including the NEOs) represented approximately 10% of the break-up fee NXP received from Qualcomm due to the termination of the transaction. The Compensation Committee believed that these re-boot LTI grants were an appropriate investment to ensure our leadership team was engaged, retained, and fully focused on re-establishing and successfully executing our go-forward corporate strategy.

EXECUTIVE COMPENSATION (continued)

Executive Share Ownership Guidelines

In addition to our strong pay-for-performance philosophy and overall executive compensation program design, we further align our executives’ interests with those of our shareholders through the NXP Executive Equity Ownership Policy (the “EOP”). The EOP applies to all NEOs as well as other senior executives of the Company. All of the NEOs are in compliance with their respective ownership guideline.

EOP Level	NXP EOP Policy
CEO	6.0x base salary
President & EVPs	3.0x base salary
Board of Directors	5.0x annual cash retainer
Compliance Window	5 years
Policy if EOP not met	Retain 100% of the net shares received from LTI grants until EOP is met, with Committee to retain discretion to assess special situations on a case-by-case basis
Shares Counted towards EOP	Shares directly or beneficially owned; unvested time-based restricted stock units (RSUs)

Other Practices & Guidelines

In addition to the components of pay described previously in this CD&A, we have some other arrangements with our CEO and other NEOs.

Retirement Benefits

As approved by the Compensation Committee, the Company provides retirement and deferred compensation benefits to help the Company attract and retain the most highly talented senior executives. Our NEOs participate in various pension and retirement arrangements consistent with other employees in their respective jurisdictions. In addition, Messrs. Clemmer and Owen receive cash payments in lieu of participation in a defined benefit pension arrangement. Due to legislative changes in the Netherlands effective January 1, 2015, a new pension arrangement applies providing these cash payments. The values of all retirement related payments made to our NEOs are included in the Summary Compensation Table on page 51.

Other Benefits and Perquisites

Our NEOs, other than our CEO, participate in medical and dental insurance, life insurance, short- and long-term disability programs, leave of absence, and other similar policies on the same terms as our other employees in their country of residence. Our CEO is enrolled in an international medical plan that provides access to medical care globally due to his demanding, global travel requirements.

We also provide perquisites and personal benefits based on considerations unique to each NEO’s position and location. These additional arrangements can include expenses such as housing, family travel, relocation allowances, and mobility arrangements which are broadly in line with those typical for global executives. Certain executives are also provided benefits under the Global Transfer Policy as described below. The values of all perquisites and other personal benefits provided to our NEOs are included in the “All Other Compensation” column of the Summary Compensation Table on page 51.

Consistent with regulatory requirements, the Company’s policy forbids personal loans, guarantees or similar arrangements to members of our Board and NEOs, and consequently no loans, guarantees or similar arrangements were granted.

Employment Arrangements of Named Executive Officers

We have a management services agreement with Mr. Clemmer, our Executive Director and CEO, and employment agreements with Messrs. Kelly, Sievers, and Owen.

Mr. Clemmer

Until the AGM, the employment arrangements for Mr. Clemmer are outlined in the management services agreement as amended over time from his hire in 2009. A subsidiary of the Company entered into an employment agreement with Mr. Clemmer effective as of January 1, 2009. As of the Company’s initial public offering in August 2010, Mr. Clemmer became Executive Director and CEO of a listed

EXECUTIVE COMPENSATION (continued)

company. His contract was extended and amended, most recently as of November 28, 2018. In addition to his base salary and bonus, Mr. Clemmer’s current management services agreement also provides him with certain benefits and perquisites as described previously, as well as with severance upon a qualifying termination of employment. Mr. Clemmer is subject to non-competition provisions that remain in effect for a period of one year following the termination of his management services agreement. This agreement and underlying compensation of our CEO is determined by the Board in accordance with the principles set forth in the remuneration policy for executive and non-executive directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

To ensure a smooth CEO transition, Mr. Clemmer will remain a strategic advisor to the CEO under an agreement with NXP USA, Inc. (“NXP USA”), a wholly owned indirect subsidiary of the Company (the “Advisory Agreement”). Under the Advisory Agreement, effective May 28, 2020, Mr. Clemmer will serve as strategic advisor to the Company’s Chief Executive Officer until October 31, 2021, unless terminated on an earlier date by NXP USA. During the term of the Advisory Agreement, Mr. Clemmer will be paid a bi-weekly salary of the US$ equivalent of EUR 46,153.86. Mr. Clemmer will be eligible for a cash bonus under the Company’s annual incentive plan for the period January 1, 2020 until May 28, 2020, but will not be entitled to a cash bonus or equity grants as of May 28, 2020. In the event Mr. Clemmer’s employment is terminated prior to October 31, 2021, other than for cause, he will be entitled to a fixed gross severance amount equal to the amount of the base salary he would have received from the date of termination of employment through October 31, 2021. The Advisory Agreement provides the Mr. Clemmer’s equity awards will continue to vest, subject to achieving the targets, through his employment under the Advisory Agreement, including any extensions thereof and accelerated vesting upon death and change of control would continue to apply during this period. Unless in the event of termination of Mr. Clemmer’s employment for cause, Reboot RSUs and Reboot PSUs granted on July 26, 2018 shall continue to vest until July 26, 2021 (full vesting), subject to achieving the targets. The Advisory Agreement contains non-compete and non-solicitation provisions that apply until the earlier of (i) one year from the end of his employment under the Advisory Agreement or (ii) June 1, 2022. A copy of the Advisory Agreement can be found as Exhibit 10.3 on Form 8-K filed by the Company on March 9, 2020.

Mr. Sievers

On October 23, 2009, Mr. Sievers entered into an employment agreement with the Company’s wholly owned subsidiary in Germany, NXP Semiconductors Germany GmbH, where Mr. Sievers’ employment is based. This agreement was amended effective September 7, 2018, in connection with Mr. Sievers’ promotion to President. In addition to his base salary and bonus, Mr. Sievers’ employment agreement also provides him with certain benefits and perquisites as described above. German labor laws govern the entitlement, if any, of a severance payment in the event of termination of employment. Mr. Sievers is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement. See the discussion above for employment arrangements entered in 2020.

A description of the agreements entered into by Mr. Sievers in connection with his appointment as executive director and chief executive officer/president is included above under Item 3: (Re-) appointment of Directors.

Mr. Kelly

On June 19, 2012, the Company entered into an agreement with Mr. Kelly, as amended on August 17, 2018, providing Mr. Kelly’s base salary, bonus and certain benefits and perquisites as described above. Mr. Kelly’s employment agreement also provides him with severance upon a qualifying termination of employment. Mr. Kelly is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement.

Mr. Owen

On March 18, 2013, Mr. Owen entered into an employment agreement with the Company providing Mr. Owen’s base salary and bonus and certain benefits and perquisites as described above. Mr. Owen’s agreement provides that Dutch labor law governs the entitlement, if any, of a severance payment in the event of termination of employment. Mr. Owen is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement.

Key Policies and Practices

Clawback Policy

AIP payments and LTI grants are subject to the clawback provisions mandated pursuant to Dutch corporate law. Under this provision, the Company is entitled to recover any performance-based compensation awarded in full or in part to the extent that such payment was made based on incorrect information regarding the performance against pre-established goals or about the circumstances from which the entitlement to the award was made dependent.

EXECUTIVE COMPENSATION (continued)

Derivatives Trading, Hedging, and Pledging Policies

NXP employees and directors are prohibited at all times from, either directly, or indirectly, purchasing financial instruments (including pre-paid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of NXP securities. No NXP employee or director may engage in hedging, pledging, hypothecating (including holding in margin accounts), or short selling NXP securities, or causing any other person to do so.

Change of Control Policy

The Board believes that having a clear, consistent policy that determines the appropriate treatment of our NEOs in the event of a change of control of the Company is in the best interest of NXP. This ensures our executives are able to fully focus on the potential transaction in the best interest of the shareholders, without concern for their own disposition. The change of control benefits for our NEOs are described in the table and narrative under the “Potential Payments Upon Termination of Change of Control Table” section of this proxy on pages 55-57. All NEOs have a double-trigger provision such that, if they are involuntarily terminated without cause or leave with good reason (as defined in the applicable agreement) within 12 months following a change of control, they will receive the following benefits:

•	Severance payment of a minimum of 24 months of base pay and 2 times target bonus or the local regulatory program in their country of residence, whichever is higher

•	Accelerated vesting of outstanding unvested equity in accordance with the applicable equity plan or award agreement

•	For those NEOs who are either citizens of the United States or reside in the United States, 12 months of benefits continuation

•	Our NEOs are not entitled to excise tax gross-ups in connection with these payments

Global Transfer Policy

NXP maintains policies pertaining to international travel and relocation in the event that an employee, including our NEOs, is expected to travel to, relocate to or maintain residences in an international location. The Company provides allowances and reimbursements for responding to:

•	The needs of the employee and accompanying/impacted family members

•	Competitive compensation policies that ensure equitable treatment

•	NXP’s business conditions and culture

•	Terms and conditions that follow host country practices

The policy provides for relocation support and ongoing housing and mobility allowances as well as medical care for the employee and their family who are required to reside in a host country for some period of time. The expatriation and repatriation activities include the moving of household goods, temporary storage, relocation allowances, travel and other such expenses related to moving to and from the transfer location. Between 2017 and 2019, our CEO and CFO participated in aspects of the policy that are included in the Summary Compensation Table under All Other Compensation.

Compensation Practices and Risk

The Compensation Committee has oversight responsibility for evaluating risks related to the Company’s compensation policies and practices. The Committee believes our compensation programs balance an appropriate mix of short- and long-term performance objectives, cash- and equity-based compensation, and risks and rewards for our employees. Our programs incorporate key design features to mitigate the likelihood of excessive risk-taking behavior, including:

•

reasonable performance goals are established by the Compensation Committee for AIP, our short-term cash incentive program, incorporating top-line (e.g., revenue growth and market share gain) and bottom-line (e.g., gross margin) business performance factors;

EXECUTIVE COMPENSATION (continued)

•	all NXP employees, including NEOs, are measured against the same business performance factors for AIP;

•	our short-term cash incentive programs include maximum payout limitations of 200% and the maximum individual bonus payment under AIP is two times the applicable bonus target;

•

long-term incentive awards for our NEOs contain a mix of performance-based and time-based vesting, and the performance-based awards measure relative total shareholder return performance over a three-year performance period; and

•	our performance-based restricted share units have a maximum performance factor of 200%.

Additionally, we have a strong internal control environment, including a written Code of Conduct and ethics and compliance training for all employees including our NEOs. Based on a review of our compensation program design, the Compensation Committee believes that there are no significant risks and our policies and practices do not create risks that are reasonably likely to have a material negative impact on our Company.

Governance

The Compensation Committee oversees the compensation and benefits programs for our NEOs and is comprised solely of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and with management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee Charter, which may be accessed at http://investors.nxp.com, details full authority and responsibility.

The Role of the Compensation Committee

The Compensation Committee is the successor of the Board’s Nominating and Compensation Committee that was split by the Board into two separate committees on September 1, 2019: the Compensation Committee and the Nominating and Governance Committee. The Compensation Committee is accountable for ensuring that the links between our executive compensation program and our business goals are responsible, appropriate and strongly aligned with shareholders’ and other stakeholders’ interests. Under the responsibility of and as assigned by the Board, the Compensation Committee annually establishes the compensation levels of our NEOs and reports to the full Board for their approval considering several factors, including:

•	Each NEO’s role, responsibilities, and performance

•	The Company’s historical and anticipated future performance

•	Compensation practices of the companies in our peer group

•	Survey data from a broader group of comparable public companies (where appropriate)

The Nominating and Governance Committee is accountable for the important talent management activities of the organization. Under the responsibility of and as assigned by the Board, the key focus areas for the Nominating and Governance Committee in these activities are: managing CEO and executive succession, evaluating organization effectiveness, and reviewing leadership development practices.

The Board believes that having separate committees (the Compensation Committee and the Nominating and Governance Committee) to oversee the above practices allows for the proper support to and oversight of these important initiatives.

Further, the compensation of our CEO is determined by the Board in accordance with the principles set forth in the remuneration policy for executive and non-executive directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

The Role of Management

Our CEO makes key pay recommendations for his direct leadership team to the Compensation Committee. In addition, staff from NXP’s Human Resources Group provides support to the Compensation Committee on various compensation and benefits issues, including market practices, Company policies, and recommendations for program changes. Mr. Clemmer and NXP’s other executive officers do not make recommendations to or participate in the deliberations of the Compensation Committee regarding such officer’s own compensation.

EXECUTIVE COMPENSATION (continued)

The Role of the Independent Consultant

The Compensation Committee retained Mercer during 2019 to serve as its executive compensation consultant. Mercer provides advice directly to the Compensation Committee. Other teams within Mercer perform services for us, primarily in benchmarking employee compensation and benefits in our non-US operations. They also operate as our broker of record for some non-US countries and assist in the selection of benefits related vendor selection and management. The individuals supporting the Compensation Committee did not perform any services for us other than as directed by the Compensation Committee.

During fiscal 2019, Mercer advised the Compensation Committee on a variety of subjects such as compensation plan design and trends, pay for performance analytics, external competitive compensation reference points, and other such matters. Mercer reports directly to the Compensation Committee, participates in meetings as requested and communicates with the Compensation Committee Chair between meetings, as necessary. The Compensation Committee has the sole authority to:

•	modify or approve Mercer’s compensation,

•	determine the nature and scope of its services,

•	evaluate its performance,

•	terminate the engagement and hire a replacement or additional consultant at any time.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of NXP Semiconductors N.V., have reviewed and discussed the CD&A set forth above with management of the Company, and based on such review and discussion, recommended to the Board that the CD&A be included in this report.

NXP Compensation Committee:

Peter Smitham, Chair

Sir Peter Bonfield

Lena Olving

Karl-Henrik Sundström

EXECUTIVE COMPENSATION (continued)

Summary Compensation Table

The following table presents information regarding compensation of each of the NEOs for services rendered during the prior three fiscal years. A description of our compensation policies and practices as well as a description of the components of compensation payable to our NEOs is included above under “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)[1]	Stock Awards ($)[2]	Nonequity Incentive Plan Compensation ($)[1,3]	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)[1,4]	All other Compensation ($)[1,5]	Total ($)
Richard Clemmer[6] Executive Director and Chief Executive Officer	2019	1,345,200	17,455,843	—	—	1,756,959	20,558,002
	2018	1,369,730	72,924,573	1,388,390	—	2,278,070	77,960,763
	2017	1,291,625	15,902,770	774,006	—	1,780,198	19,748,599
Kurt Sievers[7] President	2019	745,465	7,564,222	—	970,378	39,453	9,319,518
	2018	671,498	24,308,253	513,059	674,480	49,840	26,217,130
	2017	593,786	3,710,732	508,959	211,867	45,357	5,070,701
Peter Kelly Executive Vice President and Chief Financial Officer	2019	750,000	3,491,327	—	—	77,667	4,318,994
	2018	601,878	12,761,961	490,000	—	97,771	13,951,610
	2017	545,000	3,180,577	350,000	—	65,286	4,140,863
Stephen Owen Executive Vice President Global Sales and Marketing	2019	504,450	2,909,363	—	—	165,659	3,579,472
	2018	471,778	8,507,984	277,170	—	168,592	9,425,523
	2017	424,133	2,438,524	299,720	—	159,576	3,321,953
David Reed Executive Vice President Technology & Operations	2019	525,000	2,327,541	—	—	16,500	2,869,041
	2018	473,077	7,292,528	275,000	—	13,750	8,054,355
	2017	450,000	2,120,385	300,000	—	16,000	2,886,385

[1]

All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. Certain amounts payable to Messrs. Clemmer, Sievers, Kelly (prior to September 2018) and Owen were paid in euros. The exchange rate used for the purpose of the Summary Compensation Table is the average monthly rate for the full year, and in the supporting tables that follow, was (i) 1.1210, the average euro to U.S. dollar conversation rate for 2019, (ii) 1.1794, the average euro to U.S. dollar conversation rate for 2018, and (iii) 1.1310, the average euro to U.S. dollar conversation rate for 2017.

[2]

These amounts represent the aggregate weighted grant date fair value of RSU and PSU awards. During 2018, we granted “reboot’ grants to our NEOs, as described on page 45 which distort the year over year comparison of awards. The total stock award value is calculated in accordance with ASC 718. See note 2—Summary of Significant Accounting Policies ‘Share-based Compensation’ and Note 18—Share-based Compensation, both found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2019 for additional information. For a description of the grant terms, see the footnotes of the Grants of Plan-Based Awards table below. Assuming maximum achievement of performance metrics in the performance period, using the Company’s closing stock price on the date of grant and 200% of the target shares, the maximum values of the 2019 PSUs at the date of grant are as follows: Mr. Clemmer—$21,000,184; Mr. Sievers—$9,100,171; Mr. Kelly—$4,200,220; Mr. Owen—$ 3,500,031 ; Mr. Reed—$2,800,070.

[3]	No incentive awards were earned in 2019 under the Annual Incentive Plan due to a failure to meet the minimum performance thresholds determined in the plan.
[4]

NXP does not maintain defined benefit plans except for those in countries where it is standard practice. These amounts for Mr. Sievers, who is located in Germany, is the only NEO who participates in a defined benefit pension plan. The amounts shown in this column represent the actuarial change in the present value of accrued benefit for the defined benefit plan of Mr. Sievers, as described in the ‘Pension Benefits’ table below.

[5]	The 2019 amounts shown in the All Other Compensation column include the incremental cost to the Company of the following:

Mr. Clemmer—amounts paid by the company for tax return preparation, travel expenses for family members, security costs, Company contributions to a defined contribution plan, global transfer policy payments ($644,424), retirement allowance ($587,068) and tax gross-up payments ($382,676).

Mr. Sievers—amounts paid by the company for tax return preparation, a company car and tax gross-up payments ($19,365).

Mr. Kelly—amounts paid by the company for tax return preparation ($38,628), Company 401(k) contributions ($14,000) and tax gross-up payments ($25,039).

Mr. Owen—amounts paid by the company for tax return preparation, mobility allowance ($22,868), retirement allowance ($128,528) and Company contributions to a defined contribution plan ($12,916).

Mr. Reed—amounts paid by the company for executive physical and Company 401(k) contributions ($14,000).

[6]

Mr. Clemmer received an increase in base salary and corresponding increase in his target annual cash incentive opportunity in 2018, the first such increases in nine years. He did not receive any additional increases in base salary or target annual cash incentive opportunity in 2019.

[7]

In July 2018, Mr. Sievers was promoted to President of the Company. His salary and incentive target annual cash incentive opportunity were increased to reflect his new, increased role. He also received a larger stock award reflective of the strategic role and the need to ensure his longer term retention as well as alignment to company shareholder interests.

EXECUTIVE COMPENSATION (continued)

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs for 2019 under our compensation programs and plans.

Name	Plan Name	Grant date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Clemmer	2019 AIP		403,560	2,017,800	4,035,600
	2019 OIP	10/29/2019				45,888	91,776	183,552		13,069,820
	2019 OIP	10/29/2019							39,333	4,386,023
Kurt Sievers	2019 AIP		149,093	745,465	1,490,930
	2019 OIP	10/29/2019				19,885	39,770	79,540		5,663,646
	2019 OIP	10/29/2019							17,044	1,900,576
Peter Kelly	2019 AIP		150,000	750,000	1,500,000
	2019 OIP	10/29/2019				9,178	18,356	36,712		2,614,078
	2019 OIP	10/29/2019							7,867	877,249
Stephen Owen	2019 AIP		80,712	403,560	807,120
	2019 OIP	10/29/2019				7,648	15,296	30,592		2,178,303
	2019 OIP	10/29/2019							6,556	731,060
David Reed	2019 AIP		84,000	420,000	840,000
	2019 OIP	10/29/2019				6,119	12,237	24,474		1,742,671
	2019 OIP	10/29/2019							5,245	584,870

[1]	Future payouts under the Annual Incentive Program (AIP) are shown in USD from threshold payout at 20% to the maximum of 200% of target per plan rules.
[2]

Amounts represents the number of PSUs granted to Messrs. Clemmer, Sievers, Kelly, Owen, and Reed as part of the 2019 annual grant under the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan (OIP). Each PSU, which cliff vests on the third anniversary of the date of grant, entitles the grant recipient to receive from 0 to 2 common shares for each of the PSUs awarded based on the Relative TSR of the Company’s share price as compared to a set of peer companies. See Long-term Incentive (LTI) Program for a more detailed description of the terms of these awards.

[3]

Amounts represent the number of RSUs granted to Messrs. Clemmer, Sievers, Kelly, Owen and Reed as part of the 2019 annual grant under the OIP. These awards vest in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date. See Long-term Incentive (LTI) Program for a more detailed description of the terms of these awards.

[4]

Amounts in this column represent the weighted average grant date fair value of awards granted in fiscal year 2019 calculated in accordance with ASC 718. With respect to the PSUs, in accordance with SEC rules, amounts reflect the fair value at the grant date determined using a Monte-Carlo simulation model and based upon a discounted cash flow analysis of the probability-weighted payoffs of a share-based payment assuming a variety of possible stock price paths. It represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC 718 resulting in a per share price of $142.41. The fair value for RSUs is determined by using the grant date closing price corrected for future dividend payments resulting in fair value of $111.51 per share.

The Monte Carlo Simulation value used in calculating the value of PSUs was determined based on the following: The valuation date was October 29, 2019. The NXP share price on Grant Date was $114.41. The performance period was October 29, 2019 to October 28, 2022. PSUs are subject to a relative TSR performance hurdle, where vesting is dependent on NXP’s TSR performance relative to its Peer Group. TSR is based on the average closing share price over the 20 trading days prior to the start of the Performance Period compared to the average closing share price over the 20 trading days up to and including the end of the Performance Period. Dividends were assumed to be re-invested on the ex-dividend date. The risk free interest rate was based on US Government Bonds of appropriate term. NXP dividend yield was based on historic and future yield estimates. The share price volatility was based on the actual volatility of NXP’s and each peer company’s daily closing share price over the three year period from October 31, 2016 to October 31, 2019. The NXP initial TSR was 5.9%

EXECUTIVE COMPENSATION (continued)

Outstanding Equity Awards at Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2019, assuming a year end closing stock price of $127.26.

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard Clemmer	40,419	(2)	64.18	10/23/2024
	82,939	(3)	73.00	10/29/2025
	15,376	(4)	76.31	2/4/2026
					45,455	(11)	5,784,603
					129,297	(12)	16,454,336
					39,333	(17)	5,005,518
								71,918	(13)	9,152,285
								13,105	(14)	1,667,742
								905,076	(15)	115,179,972
								183,552	(16)	23,358,828
Kurt Sievers	9,819	(2)	64.18	10/23/2024
	26,067	(3)	73.00	10/29/2025
					10,607	(11)	1,349,847
					43,100	(12)	5,484,906
					17,044	(17)	2,169,019
								22,603	(13)	2,876,458
								301,692	(15)	38,393,324
								79,540	(16)	10,122,260
Peter Kelly	65,000	(5)	16.84	11/1/2021
	40,000	(6)	23.49	10/25/2022
	35,247	(7)	39.58	10/24/2023
	42,401	(2)	64.18	10/23/2024
	23,698	(3)	73.00	10/29/2025
					9,091	(11)	1,156,921
					22,628	(12)	2,879,639
					7,867	(17)	1,001,154
								20,548	(13)	2,614,938
								158,390	(15)	20,156,711
								36,712	(16)	4,671,969
Stephen Owen					6,970	(11)	887,002
					15,085	(12)	1,919,717
					6,556	(17)	834,317
								14,384	(13)	1,830,508
								105,594	(15)	13,437,892
								30,592	(16)	3,893,138
David Reed	5,250	(9)	36.61	1/5/2021
	7,120	(10)	58.66	1/5/2022
	17,773	(8)	86.25	12/7/2025
					6,061	(11)	771,323
					12,930	(12)	1,645,472
					5,245	(17)	667,479
								10,435	(13)	1,327,958
								90,508	(15)	11,518,048
								24,474	(16)	3,114,561

EXECUTIVE COMPENSATION (continued)

[1]	Market value is calculated based on the closing price of NXP’s common stock on December 31, 2019 as reported on the Nasdaq equaling $127.26.
[2]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2014/15 on October 23, 2014. The options vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[3]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2015/16 on October 29, 2015. The options vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[4]	Options granted under the terms and conditions of the Global NXP Stock Option Program 2015/16 on February 4, 2016. The options vested in equal installments on October 29, 2016, 2017, 2018 and 2019.
[5]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2011/12 on November 1, 2011. The options vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[6]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2012/13 on October 25, 2012. The options vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[7]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2013/14 on October 24, 2013. The options vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[8]	Options granted under the terms and conditions of the Global NXP Stock Option Program 2015/16 on December 7, 2015. The options vested in equal installments on October 29, 2016, 2017, 2018 and 2019.
[9]

Options granted under the terms and conditions of the Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan on January 5, 2014 and were assumed by NXP on December 7, 2015. The options vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[10]

Options granted under the terms and conditions of the Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan on January 5, 2015 and were assumed by NXP on December 7, 2015. The options vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[11]

RSUs granted under the terms and conditions of the Restricted Stock Unit Plan 2017/18 on October 26, 2017. The RSUs vest in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[12]

RSUs granted under the terms and conditions of the Restricted Stock Unit Plan 2018/19 on July 26, 2018. The RSUs vest in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[13]

PSUs granted under the terms and conditions of the Performance Stock Unit Plan 2015/16 on October 29, 2015. Subject to the achievement of the applicable performance metrics, the PSUs vest in equal installments on each of the first, second, third and fourth anniversaries of October 29, 2015. Performance measures were not achieved in each of the four years ending as of October 29, 2019. There is an additional vesting possibility of 100% of the unvested PSU’s subject to achieving the full compounding EBIT growth performance under the plan by the fifth anniversary of October 29, 2015 and also subject to continued employment through such date. As a result, the amounts shown in respect to these PSUs are at the target level of performance. The performance results and vesting amounts will be determined at the end of this performance period and will be certified by or on behalf of the Board.

[14]

PSUs granted under the terms and conditions of the Performance Stock Unit Plan 2015/16 on February 4, 2016. Subject to the achievement of the applicable performance metrics, the PSUs vest in equal installments on each of the first, second, third and fourth anniversaries of October 29, 2015. Performance measures were not achieved in each of the four years ending as of October 29, 2019. There is an additional vesting possibility of 100% of the unvested PSUs, subject to achieving the full compounding EBIT growth performance under the plan by the fifth anniversary of October 29, 2015 and also subject to continued employment through such date. As a result, the amounts shown in respect of these PSUs are at the target level of performance. The performance results and vesting amounts will be determined at the end of this performance period and will be certified by or on behalf of the Board.

[15]

PSUs granted under the terms and conditions of Performance Stock Unit Plan 2018/19 on July 26, 2018. These awards vest 100% on the third anniversary of the date of grant, subject to performance achievement based on relative TSR compared to a peer group of companies and also subject to continued employment through such date. In accordance with SEC requirements, as results as of December 31, 2019 indicate achievement between target and maximum performance, the amounts reflected are the maximum amounts. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

[16]

PSUs granted under the terms and conditions of 2019 Omnibus Incentive plan on October 29, 2019. These awards vest 100% on the third anniversary of the date of grant, subject to performance achievement based on relative TSR compared to a peer group of companies and also subject to continued employment through such date. In accordance with SEC requirements, as results as of December 31, 2019 indicate achievement between target and maximum performance, the amounts reflected here are the maximum amounts. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

[17]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on October 29, 2019. The RSUs vest in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

EXECUTIVE COMPENSATION (continued)

Option Exercises and Stock Vested Table

The following table shows the value realized for stock options that were exercised and restricted stock awards vested during 2019.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard Clemmer	—	—	152,157	15,842,930
Kurt Sievers	—	—	43,930	4,562,294
Peter Kelly	—	—	30,497	3,182,142
Steve Owen	32,255	1,112,300	22,250	2,324,538
David Reed	—	—	21,686	2,225,995

[1]

The dollar amounts shown above for option awards are determined by multiplying (i) the number of exercised common shares under the vested option award by (ii) the difference between the sale price of the Company’s common shares on the date of exercise and the exercise price of the options.

[2]

Amounts represent the dollar value of shares released upon vesting based on the closing price of our common stock on the date vested for the grants made under the 2011 Omnibus Incentive Plan or the day prior to the date vested for Restricted Stock Unit plans 2016/17, 2017/18 and/or 2018/19.

Pension Benefits

The following table sets forth certain information with respect to the potential benefits to Mr. Sievers as of December 31, 2019. No other NEO participates in a Company-sponsored defined benefit pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kurt Sievers	Germany DBP	21	4,254,270	—

Mr. Sievers is an employee of our German subsidiary, NXP Semiconductors Germany GmbH, and participates in the Defined Benefit Plan offered through that subsidiary (the “Germany DBP”). This Germany DBP is closed to new employees but was available to all eligible employees of that subsidiary until December 31, 2006. The value in this table has been converted from Euros to U.S. dollars using a 1.1210 conversion rate.

Under the Germany DBP, participants receive notional contributions that are credited to their personal pension accounts in an amount of 11% of monthly base salary in excess of a calculated social security contribution ceiling that does not factor in the 2003 exceptional adjustment step (leading to a 2019 ceiling value of €6,000), less the additional contribution paid by the employer in the staff pension insurance. Contributions and returns on investments accumulated at retirement (normal retirement age is defined as between 60 – 67) are converted into an annuity based on fixed standard actuarial factors as mentioned in the plan rules. The Germany DBP also provides for certain disability, widow(er) and orphan beneficiary pension benefits.

In calculating the amounts shown in the column titled “Present Value of Accumulated Benefit” in the table above, we calculated the amounts reflected for Mr. Sievers in accordance with ASC 715 using the following assumptions: a calculation date of December 31, 2019, a 1.10% discount rate, a 1.25% pension increase rate, retirement occurring at age 63, and applicability of the “Heubeck-Richttafeln 2018 G” mortality table.

Potential Payments upon Termination or Change of Control

The following table shows the estimated value of potential payments that each NEO would be entitled to receive upon termination of employment in connection with specific events. The amounts shown below assume that the termination of employment or change of control occurred on December 31, 2019. Where benefits are based on the market value of NXP’s common stock, the table below uses the closing price of NXP’s common stock as reported on the Nasdaq on December 31, 2019 ($127.26 per share). To the extent applicable, the terms and conditions of our employment, change of control and severance agreements with our NEOs, are discussed above under “Employment Arrangements of Named Executive Officers” and “Compensation Discussion and Analysis—Key Policies and Practices; Change of Control.”

EXECUTIVE COMPENSATION (continued)

Amounts shown below do not include (i) benefits earned during the term of the NEO’s employment that are available to all benefit-eligible salaried employees, (ii) the value of vested equity awards and (iii) the value of retirement benefits that are reported in the tables above.

Name	Payments	Involuntary Separation / Termination at the Convenience of the Company / Separation due to Disability(1)	Death(2)	Change of Control with Termination within 12 months(3)	Retirement(4)	Involuntary Termination for Cause or Voluntary Resignation(5)
Richard Clemmer	Equity Related Payments	60,699,301	159,229,438	159,229,438	1,491,055	0
	Cash Payments	2,054,595	2,054,595	6,726,000	0	0
	Benefits Continuation	0	0	25,059	0	0
	Total	62,753,896	161,284,033	166,027,449	1,491,055	0
Kurt Sievers	Equity Related Payments	20,382,046	51,027,279	53,903,737	0	0
	Cash Payments	1,490,930	0	2,981,860	0	0
	Total	21,872,976	51,027,279	56,885,597	0	0
Peter Kelly	Equity Related Payments	10,660,005	26,650,700	29,265,639	298,196	0
	Cash Payments	1,500,000	0	3,000,000	0	0
	Benefits Continuation	0	0	13,419	0	0
	Total	12,160,005	26,650,700	32,279,058	298,196	0
Stephen Owen	Equity Related Payments	7,156,318	18,594,715	20,425,222	248,488	0
	Cash Payments	1,050,000	0	1,816,020	0	0
	Total	8,206,318	18,594,715	22,241,242	248,488	0
David Reed	Equity Related Payments	6,119,730	15,745,890	17,073,848	198,780	0
	Cash Payments	0	0	1,890,000	0	0
	Benefits Continuation	0	0	11,871	0	0
	Total	6,119,730	15,745,890	18,975,719	198,780	0

[1]

In the event of an involuntary separation or termination at the convenience of the Company (other than for cause, as defined in the applicable employment agreement and equity plan or award agreement) as well as separation due to disability, estimated value of payments includes the following:

Cash Payments: Amount for Mr. Clemmer represents the value of salary payments until the end of his employment agreement in July 2021; amount for Messrs. Sievers and Owen represents an estimate of what the Company would be required to pay to the executive per the local labour laws as specified in their respective employment agreement; amount for Mr. Kelly represents one times gross annual base salary and target annual AIP payment as specified in his employment agreement, which is subject to signing a general release of claims in favor of NXP.

Equity Related Payments:

RSUs: Amounts represent the value of the accelerated vesting of the 2018 and 2019 RSU awards prorated from the grant date to termination date as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2018 and 2019 PSU awards prorated from the grant date to termination date as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2019—1.82 for the 2018 PSUs and 1.40 for the 2019 PSUs. The prorated portion of the PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

[2]	In the event of death while still employed by NXP, estimated value of payments includes the following:

Cash Payments: Amount for Mr. Clemmer represents the value of salary payments until the end of his employment agreement in July 2021. No cash payments would be made to other NEOs

Equity Related Payments:

Effective August 30, 2018, the Nominating and Compensation Committee of NXP, approved a death benefit for members of NXP’s Management Team (“MT”), which includes the NEOs, whereby, unless otherwise provided in a separate employment agreement, in the event of death of a MT member while employed at NXP, all outstanding and unvested equity awards at the time of death will vest as soon as administratively practicable thereafter, except that in the case of PSU awards, such vesting will be subject to the performance targets being met.

RSUs: Amounts represent the value of the accelerated vesting of the 2017, 2018 and 2019 RSU awards.

PSUs: Amounts represent the value of the 2018 and 2019 PSU awards as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2019—1.82 for the 2018 PSUs and 1.40 for the 2019 PSUs. The PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period. In addition, Mr. Clemmer’s amount includes the value of the 2015 and 2016 PSUs granted to him at target.

EXECUTIVE COMPENSATION (continued)

[3]

In the event of a termination within 12 months following a change of control or by the NEO for good reason, estimated value of payments includes the following (amounts assume that both the change of control and termination occur on December 31, 2019):

Cash Payments: Amounts represent two times gross annual base salary and two times target annual AIP payment for each NEO as specified in the Change of Control Severance Policy.

Equity Related Payments:

RSUs: Amounts represent the value of the accelerated vesting of the 2017, 2018 and 2019 RSU awards as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2015, 2016 (for Mr. Clemmer only), 2018 and 2019 PSU awards as per the terms of the equity award documents. For the 2019 amounts represent the value of the PSUs using the share delivery factor based on actual performance results as of December 31, 2019—1.82 for the 2018 PSUs and 1.40 for the 2019 PSUs. In the case of a change of control, the performance period would end effective as of the date of the change of control and the share delivery factor would be determined as of that date, subject to determination and certification by or on behalf of the Board. For the 2015 and 2016 PSU awards, amount represents the value of the target number of shares awarded.

Benefits Continuation: Amounts represent an approximate cost for benefits continuation as specified in the Change of Control Severance Policy for Messrs. Clemmer, Kelly and Reed, who are US citizens or residents.

[4]

In the case of retirement, as defined in the 2019 equity award agreements, estimated value of payments includes the following (only for Messrs. Clemmer, Kelly, Owen and Reed who would be are eligible for ‘retirement’ as of December 31, 2019):

Equity Related Payments:

Only the 2019 equity award agreements contain provisions related to prorated awards in retirement.

RSUs: Amounts represent the value of the accelerated vesting of the 2019 RSU awards prorated from the grant date to termination date as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2019 PSUs prorated from the grant date to termination date as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2019 or 1.40. The prorated portion of the PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

[5]	All unvested equity will be cancelled. No cash payments would be made.

Our equity awards agreements contain non-solicitation and non-competition provisions that are effective for 12 months following the termination of employment. Except as described above, unvested equity awards lapse if a participant’s employment terminates and such participant is no longer employed by NXP. If there is a violation by the participant of any provisions contained in the applicable equity award, plan or grant letter, then the equity award lapses on the date of such violation. The 2019 equity award agreements also require participants to execute and deliver a general release of claims upon termination.

CEO Pay Ratio Disclosure

The annual total compensation for the median employee of NXP (other than our Chief Executive Officer) in 2019 was $50,294. The annual total compensation for our Chief Executive Officer was $20,558,002. Based on this information, the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 409:1

We have a global workforce operating in 33 countries. The countries that have predominantly manufacturing activities are in China, Malaysia, Taiwan and Thailand with total headcount of 14,297 or 51% of our global population. These four countries have an average headcount of 3,573 and an average base pay of $21,483 as compared to a global average of $54,917. Excluding manufacturing employees, our average base pay is over $83,600.

To identify the median employee, we used the following methodology:

•	We identified our median employee by considering an employee population as of December 31, 2019

•

To determine the median employee, we used a consistently applied compensation measure that included the total of annual base pay, local allowances, AIP Bonus at target or 2019 target sales incentive plan and the approved value of the annual equity awards granted during 2019.

•	We applied the exchange rate we utilize in our HR system as of December 31, 2019

•	Salaries were annualized for all employees who were hired or were on an unpaid leave during the fiscal year

•	We calculated the compensation elements for the median employee in accordance with the requirements of item 402(c)(2)(x) of the SEC’s Regulation S-K.

EXECUTIVE COMPENSATION (continued)

Equity Compensation Plan Information

The following table summarizes NXP’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights ($)(b)[1]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	11,092,972	[2]	52.08	40,329,564	[3]
Equity compensation plans not approved by security holders	—		—	—
Total	11,092,972		52.08	40,329,564

1.	Shares of common stock issuable upon vesting of RSU and PSU awards have been excluded from the calculation of the weighted average exercise price.
2.

Represents 1,202,909 shares of common stock subject to outstanding stock options and 9,890,063 shares of common stock that may be issued upon vesting of outstanding RSU and PSU awards (PSU awards are assumed at maximum performance level), in each case pursuant to equity awards issued under the Company’s equity compensation plans.

3.

Includes 29,210,196 shares of common stock available for future issuance under the NXP 2019 Omnibus Incentive Plan and 11,119,368 shares of common stock available for future issuance under NXP’s Employee Stock Purchase Plan.

ITEM 12: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

As described in Item 11 above, NXP is required to include an advisory resolution subject to a non-binding, advisory shareholder “say-on-pay” vote on the executive compensation program for our Named Executive Officers. Section 14A of the Exchange Act requires that, at least once every six years, we ask our shareholders to vote, on a non-binding, advisory basis, to determine whether shareholder advisory votes to approve our Named Executive Officers’ compensation should occur every one, two or three years. Shareholders may also abstain from voting.

Our Board has determined that an annual say-on-pay vote is appropriate for NXP and its shareholders at this time, and, therefore, our Board recommends that you vote for a one-year interval for the advisory say-on-pay vote.

Like the non-binding, advisory say-on-pay vote on Item 11, this Item 12 is advisory and will not be binding on NXP. However, our Compensation Committee and Board will review the results of the vote and will consider shareholders’ views in determining the frequency of future advisory say-on-pay votes. The non-binding, advisory vote on the frequency of future advisory votes on executive compensation is a plurality vote, which means that NXP will consider shareholders to have expressed a non-binding preference for the option presented to shareholders that receives the greatest number of votes cast.

THE BOARD RECOMMENDS THAT A NON-BINDING, ADVISORY VOTE ON “SAY-ON-PAY” BE HELD ANNUALLY AND THAT SHAREHOLDERS SELECT “1 YEAR” WHEN VOTING ON THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

There are no transactions or series of similar transactions, since January 1, 2019, to which we were a party or will be a party other than compensation arrangements which are described under “Executive Compensation,” in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common shares or any member of their immediate family had or will have a direct or indirect material interest.

Statement of Policy Regarding Transactions with Related Persons

The Board has adopted a written policy that requires our Nominating and Governance Committee to review and approve or ratify all related party transactions that involve a value of $120,000 or more (excluding employment relationships). The Compensation Committee is responsible for reviewing and approving or ratifying any employment relationship with a related party that involves compensation of $120,000 or more. In determining whether to approve or ratify, as applicable, a related party transaction, these committees are guided by our Code of Conduct which, among other things, requires that business decisions and actions be based on the best interests of NXP and not be motivated by personal considerations or relationships.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with NXP’s management and its independent auditor, KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, KPMG provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with KPMG its independence from NXP and its management. The Audit Committee has also considered whether the provision of other non-audit services by KPMG to NXP is compatible with the auditors’ independence and has concluded that it is.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the 2019 Statutory Annual Accounts and the inclusion of the audited financial statements in NXP’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

AUDIT COMMITTEE

Julie Southern, Chair

Jasmin Staiblin

Karl-Henrik Sundström

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL GENERAL MEETING

Any shareholder desiring to present a resolution for inclusion in the Company’s proxy statement for the 2021 Annual General Meeting of Shareholders must deliver such resolution to the board of directors at the address below no later than [    ] (120 days before the anniversary date of this proxy). Only those resolutions that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in the Company’s proxy statement for the 2021 Annual General Meeting of Shareholders.

Shareholders may present resolutions that are proper subjects for consideration at an annual meeting, even if the resolution is not submitted by the deadline for inclusion in the proxy statement. In order for resolutions of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act with respect to the 2021 Annual General Meeting of Shareholders, such resolutions must be received by the Board at the address below by [    ]. Shareholder resolutions should be sent to NXP’s Secretary at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

In addition, our articles of association provide that one or more holders of shares representing solely or jointly at least such part of the issued share capital as required by Dutch corporate law, may present a resolution for consideration at the 2021 Annual General Meeting of Shareholder by delivering such resolution to the board of directors at the address below no later than sixty days prior to the date of the 2021 Annual General Meeting of Shareholders. Notice of such matter will be placed on the notice convening the 2021 Annual General Meeting of Shareholders.

OTHER MATTERS

We have provided to you with this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, including audited financial statements. Copies of these materials are also available online through the SEC at www.sec.gov. We may satisfy SEC rules regarding delivery of proxy materials, including this proxy statement, the Notice and the Annual Report on Form 10-K by delivering a single set of proxy materials to an address shared by two or more holders of ordinary shares, unless contrary instructions are received prior to the mailing date. This delivery method can result in meaningful cost savings for us. We undertake to deliver promptly upon written or oral request at the address or phone number below a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address or phone number below to request delivery of a single copy of the proxy materials in the future. If you hold ordinary shares and prefer to receive separate copies of the proxy materials either now or in the future, please contact Broadridge at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Our 2019 Statutory Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including audited financial statements, as filed with the SEC, is available to shareholders free of charge on our Investor Relations website at http://investors.nxp.com or by writing us at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

As of the date of this proxy statement, we are not aware of any other matters to be brought before the Annual General Meeting other than those referred to in this proxy statement. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote in their discretion the ordinary shares represented by all properly executed proxies.

Appendix A

Reconciliation of Non-GAAP Measures (unaudited)

($ in millions)	December 31, 2018	December 31, 2019
Revenue	$9,407	$8,877
GAAP gross profit	$4,851	$4,618
Purchase Price Accounting (PPA) effects	(78)	(84)
Restructuring	—	(3)
Stock-based compensation	(40)	(42)
Merger-related costs	(11)	(2)
Other incidentals	—	—

Non-GAAP gross profit	$4,980	$4,749

GAAP Gross Margin	51.6%	52.0%
Non-GAAP Gross Margin	52.9%	53.5%
GAAP research and development	$(1,700)	$(1,643)
Restructuring	—	(16)
Stock-based compensation	(133)	(141)
Merger-related costs	(24)	(7)

Non-GAAP research and development	$(1,543)	$(1,479)

GAAP selling, general and administrative	$(993)	$(924)
PPA effects	(8)	(9)
Restructuring	(7)	(9)
Stock-based compensation	(141)	(163)
Merger-related costs	(78)	(24)
Other incidentals	(21)	(16)

Non-GAAP selling, general and administrative	$(738)	$(703)

GAAP amortization of acquisition-related intangible assets	$(1,449)	$(1,435)
PPA effects	(1,449)	(1,435)

Non-GAAP amortization of acquisition-related intangible assets	$—	$—

GAAP other income (expense)	$2,001	$25
Restructuring	1	—
Merger-related costs	1,961	—
Other incidentals	39	19

Non-GAAP other income (expense)	$—	$6

GAAP operating income (loss)	$2,710	$641
PPA effects	(1,535)	(1,528)
Restructuring	(6)	(28)
Stock-based compensation	(314)	(346)
Merger-related costs	1,848	(33)
Other incidentals	18	3

Non-GAAP operating income (loss)	$2,699	$2,573

GAAP operating margin	28.8%	7.2%
Non-GAAP operating margin	28.7%	29.0%

A-1

Non-GAAP Financial Measures

In managing NXP’s business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures. In measuring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing our gross margin and operating margin and when assessing appropriate levels of research and development efforts. In addition, management relies upon these non-GAAP financial measures when making decisions about product spending, administrative budgets, and other operating expenses. We believe that these non-GAAP financial measures, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting NXP’s business. We believe that they enable investors to perform additional comparisons of our operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses and share-based compensation expense, which may obscure trends in NXP’s underlying performance. This information also enables investors to compare financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management.

These non-GAAP financial measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The presentation of these and other similar items in NXP’s non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The non-GAAP information excludes the amortization of acquisition related intangible assets, the purchase accounting effect on inventory and property, plant and equipment, merger related costs (including integration costs), certain items related to divestitures, share-based compensation expense, restructuring and asset impairment charges, non-cash interest expense on convertible notes, extinguishment of debt, and foreign exchange gains and losses.

A-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until May 26, 2020 at 4:00 p.m. Eastern Time (10:00 p.m. Central European Time). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until May 26, 2020 at 4:00 p.m. Eastern Time (10:00 p.m. Central European Time). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IN PERSON ATTENDANCE AND VOTING Due to the COVID-19 outbreak, in person AGM attendance and voting may be limited. Please check https://investors.nxp.com/annual-general-meeting-2020 for updated information. NXP SEMICONDUCTORS N.V. HIGH TECH CAMPUS 60 5656 AG EINDHOVEN, THE NETHERLANDS D00093-P37036-P36868 NXP SEMICONDUCTORS N.V. The Board of Directors recommends you vote FOR the following proposals: Abstain Against For 1. Adoption of the 2019 Statutory Annual Accounts 2. Discharge of the members of the Board for their responsibilities in the fiscal year ended December 31, 2019 For Against Abstain 5. Authorization of the Board to restrict or exclude pre-emption rights accruing in connection with an issue of shares or grant of rights 3a. Appoint Kurt Sievers as executive director 3b. Re-appoint Sir Peter Bonfield as non-executive director 6. Authorization of the Board to repurchase ordinary shares 7. Authorization of the Board to cancel ordinary shares held or to be acquired by the Company 3c. Re-appoint Kenneth A. Goldman as non-executive director 8. Appointment of Ernst & Young Accountants LLP as independent auditors for a three-year period, starting with the fiscal year ending December 31, 2020 3d. Re-appoint Josef Kaeser as non-executive director 3e. Re-appoint Lena Olving as non-executive director 9. Determination of the remuneration of the members and Chairs of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board 3f. Re-appoint Peter Smitham as non-executive director 3g. Re-appoint Julie Southern as non-executive director 10. Amendment of the Company’s Articles of Association 11. Non-binding, advisory vote to approve Named Executive Officer compensation 3h. Re-appoint Jasmin Staiblin as non-executive director Abstain 3 Years 2 Years 1 Year The Board of Directors recommends you vote 1 YEAR on the following proposal: 3i. Re-appoint Gregory Summe as non-executive director 3j. Re-appoint Karl-Henrik Sundström as non-executive director 12. To recommend, by non-binding vote, the frequency of executive compensation votes 4. Authorization of the Board to issue ordinary shares of the Company and grant rights to acquire ordinary shares For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D00094-P37036-P36868 NXP Semiconductors N.V. Annual General Meeting of Shareholders May 27, 2020 2:00 PM CET This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Jennifer Wuamett and Jean A. W. Schreurs, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NXP Semiconductors N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 2:00 PM, Central European Time on May 27, 2020, at the Company’s Head Office, High Tech Campus 60, 5656 AG Eindhoven, The Netherlands, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the other side)